The transactions pursuant to the share exchange described in this document involve securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

Note: This document has been translated from a part of the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail. The Company assumes no responsibility for this translation or for direct, indirect or any other forms of damages arising from the translation.

(Stock Exchange Code 3098)

June 7, 2021

To Shareholders with Voting Rights:

Atsushi Tsukamoto

President

cocokara fine Inc.

3-17-6  Shinyokohama,  Kohoku-ku,

Yokohama, Kanagawa, Japan

NOTICE OF THE 13TH ANNUAL GENERAL MEETING OF SHAREHOLDERS

Dear Shareholders:

We would like to express our appreciation for your continued support and patronage.

We are pleased to notify you that the 13th Annual General Meeting of Shareholders of cocokara fine Inc. (the “Company”) will be held as described below.

In order to minimize the risk of spreading the COVID-19 infection, the Company strongly encourages all shareholders to exercise their voting rights in writing or via the Internet, etc. in advance, rather than attend the Meeting in person, regardless of your physical condition. In addition, the Meeting venue may change due to the declaration of a state of emergency concerning the COVID-19 pandemic. If you plan to attend the Meeting in person, please check our website to confirm the location.

Please review the attached Reference Documents for the General Meeting of Shareholders on page 3 to 6, and exercise your voting rights by 5:50 p.m. on Monday, June 28, 2021, Japan time.

1.	Date and Time:	Tuesday, June 29, 2021 at 11:00 a.m. Japan time
2.	Place:	“Large Hall,” Ota Kumin Plaza,
3-1-3 Shimomaruko, Ota-ku, Tokyo, Japan
(Please refer to the map of the venue attached at the end of this notice.)

●	In order to minimize the risk of spreading the COVID-19 infection, we will significantly reduce seating capacity in an effort to create more distance between attendees. Please note that admission may be restricted due to the limited number of seats available. We appreciate your kind understanding.

1.	Meeting Agenda:
	Matters to be reported:	1.	The Business Report, Consolidated Financial Statements for the Company’s 13th Fiscal Year (April 1, 2020 - March 31, 2021) and the Results of Audits of the Consolidated Financial Statements by the Accounting Auditor and the Audit & Supervisory Committee
		2.	Non-consolidated Financial Statements for the Company’s 13th Fiscal Year (April 1, 2020 - March 31, 2021)

Proposals to be resolved:

Proposal 1:	Appropriation of Surplus
Proposal 2:	Approval of the Share Exchange Agreement between the Company and Matsumotokiyoshi Holdings Co., Ltd.
Proposal 3:	Election of Five (5) Members of the Board (Excluding Members of the Board Serving as Audit & Supervisory Committee Members)

◎	When attending the meeting, please submit the enclosed Voting Rights Exercise Form at the reception desk.
◎	The following items are posted on the Company’s website in accordance with laws and regulations as well as Article 15 of the Articles of Incorporation of the Company (https://corp.cocokarafine.co.jp/ir/stockinfo/annualmeeting.html) and are therefore not included in the Attached Documents of this Notice of Convocation. Accordingly, the Business Report, the Consolidated Financial Statements and the Non-consolidated Financial Statements audited by the Audit & Supervisory Committee Members, and the Consolidated Financial Statements and the Non-consolidated Financial Statements audited by the Accounting Auditor include those listed in the Attached Documents of this Notice of Convocation and the following items posted on the Company’s website:

(1) Status of the Accounting Auditor

(2) System for ensuring the appropriateness of business and the operational status of the system

(3) Consolidated Statements of Changes in Net Assets

(4) Notes to the Consolidated Financial Statements

(5) Non-consolidated Statements of Changes in Net Assets

(6) Notes to the Non-consolidated Financial Statements

(7) Of the matters to be included in Proposal 2 “Approval of the Share Exchange Agreement between the Company and Matsumotokiyoshi Holdings Co., Ltd.”, the provisions of the Articles of Incorporation of Matsumotokiyoshi Holdings, Co., Ltd. and the contents of its financial statements, etc. for the most recent business year

◎	Please understand that any updates to the required contents of the Reference Documents for the General Meeting of Shareholders, the Business Report, the Consolidated Financial Statements, and Non-consolidated Financial Statements will be posted on the Company’s website after being updated (https://corp.cocokarafine.co.jp/ir/stockinfo/annualmeeting.html).

Consolidated Balance Sheet

(As of March 31, 2021)

(Millions of yen)

Assets		Liabilities
Item	Amount	Item	Amount
Current assets	117,052	Current liabilities	52,089
Cash and deposits	33,370	Accounts payable	35,917
Accounts receivable	20,843	Short-term borrowings	300
Inventories	50,675	Lease obligations	110
Accounts receivable - other	9,724	Income taxes payable	862
Other	2,437	Provision for bonuses	2,317
Non-current assets	86,354	Provision for point card certificates	3,616
Property, plant and equipment	31,310	Other	8,965
Buildings and structures	13,827	Non-current liabilities	9,809
Land	11,056	Provision for share-based remuneration	87
Lease assets	258	Lease obligations	110
Other	6,167	Retirement benefit liability	5,215
Intangible fixed assets	22,313	Asset retirement obligations	1,998
Goodwill	17,096	Other	2,397
Other	5,216	Total liabilities	61,899
Investments and other assets	32,731	Net assets
Guarantee deposits	7,660	Shareholders’ equity	141,558
Leasehold deposits	14,467	Share capital	20,184
Deferred tax assets	8,487	Capital surplus	53,764
Other	2,282	Retained earnings	73,795
Allowance for doubtful accounts	(167)	Treasury shares	(6,186)
		Accumulated other comprehensive income	(50)
		Valuation difference on available-for-sale securities	86
		Remeasurements of defined benefit plans	(136)
		Total net assets	141,508
Total assets	203,407	Total liabilities and net assets	203,407
Amounts less than one million yen are rounded down.

Consolidated Statement of Income

(Fiscal year ended March 31, 2021)

(Millions of yen)

Item	Amount
Net sales		366,440
Cost of sales		257,516
Gross profit		108,923
Selling, general and administrative expenses		98,575
Operating profit		10,348
Non-operating profit
Interest income	48
Dividend income	9
Order handling commission	1,131
Information services fees	374
Rent income	885
Gain on donation of non-current assets	200
Other	859	3,508
Non-operating expenses
Interest expenses	6
Rent expenses	992
Other	41	1,041
Ordinary profit		12,815
Extraordinary income
Gain on sales of non-current assets	775
Gain on sales of investment securities	13
Other	6	795
Extraordinary losses
Product integration related expenses	4,600
Loss on cancellation of rental contracts	108
Loss on sales of non-current assets	14
Loss on retirement of non-current assets	51
Impairment loss	1,105
Other	249	6,129
Net income before income taxes		7,480
Income taxes - current	3,100
Income taxes - deferred	107	3,208
Net income		4,272
Net income attributable to non-controlling interests		(48)
Net income attributable to owners of parent		4,320
Amounts less than one million yen are rounded down.

Consolidated Statement of Changes in Equity

(Fiscal year ended March 31, 2021)

			(Millions of yen)
	Shareholders’ equity
	Share capital	Capital surplus	Retained earnings	Treasury shares	Total shareholders’ equity
Balance as of April 1, 2020	20,184	53,751	72,359	(6,436)	139,859
Changes in items during the consolidated fiscal year
Dividends of surplus			(2,883)		(2,883)
Net income attributable to owners of parent			4,320		4,320
Change of scope of consolidation			(0)		(0)
Purchase of treasury shares				(5)	(5)
Disposal of treasury shares		12		255	267
Net changes in items other than shareholders’ equity during the consolidated fiscal year
Total changes in items during the consolidated fiscal year	－	12	1,436	250	1,698
Balance as of March 31, 2021	20,184	53,764	73,795	(6,186)	141,558

	Accumulated other comprehensive income			Total net assets
	Valuation difference on available-for-sale securities	Remeasurements of defined benefit plans	Total accumulated other comprehensive income
Balance as of April 1, 2020	41	(247)	(206)	139,653
Changes in items during the consolidated fiscal year
Dividends of surplus				(2,883)
Net income attributable to owners of parent				4,320
Change of scope of consolidation				(0)
Purchase of treasury shares				(5)
Disposal of treasury shares				267
Net changes in items other than shareholders’ equity during the consolidated fiscal year	44	111	156	156
Total changes in items during the consolidated fiscal year	44	111	156	1,855
Balance as of March 31, 2021	86	(136)	(50)	141,508

Amounts less than one million yen are rounded down.

Consolidated Notes

1. Notes to the material matters that constitute the basis for the preparation of the Consolidated Financial Statements

(1) Matters concerning the scope of consolidation

Number of consolidated subsidiaries: 23
Names of consolidated subsidiaries:

cocokarafine Healthcare Inc.
FINECARE Inc.
IWASAKI KOHKENDO Co., Ltd.
cocokarafine Associe Co., Ltd.
cocokarafine soleil Co., Ltd.
Aianju Co., Ltd.
CF Energy Co., Ltd.
cocokarafine flux avance Co.,Ltd.
Koishikawa Co., Ltd.
Fukunaga Pharmacy Co., Ltd.
Yakuho Shoji Co., Ltd.
CFIZ Co., Ltd.
Matsuda Co., Ltd.
Futatsuka Holdings Co., Ltd. and its eight subsidiaries
Miyabi Pharmacy Co., Ltd.

Flight Co., Ltd., which was a consolidated subsidiary, was excluded from the scope of consolidation as a result of the merger with the consolidated subsidiary cocokarafine Healthcare Inc. on April 1, 2020.

CFIZ Co., Ltd. became a consolidated subsidiary from the 13th consolidated fiscal year as a result of the acquisition of shares on April 1, 2020.

Matsuda, Ltd. became a consolidated subsidiary from the 13th consolidated fiscal year as a result of the acquisition of shares on August 7, 2020. The deemed acquisition date is September 30, 2020.

Futatsuka Holdings Co., Ltd. and its eight subsidiaries became consolidated subsidiaries from the 13th consolidated fiscal year as a result of the acquisition of shares on November 12, 2020. The deemed acquisition date is December 31, 2020.

Miyabi Pharmacy Co., Ltd. became a consolidated subsidiary from the 13th consolidated fiscal year as a result of the acquisition of shares on February 22, 2021. The deemed acquisition date is March 31, 2021.

(2) Matters concerning the application of the equity method

(i) Number of non-consolidated subsidiaries and affiliates to which the equity method applies: 0

(ii) Names, etc. of non-consolidated subsidiaries and affiliates to which the equity method is not applied

Affiliate	CF Village Limited
Affiliate	BJC & CF (Thailand) Co., Ltd.

(Reason for not applying the equity method)

The two affiliates to which the equity method is not applied are excluded from the application of the equity method because their effects on net profit/loss (amount corresponding to the equity interest) and retained earnings (amount corresponding to the equity interest) and other items are minimal and are not significant as a whole.

(3) Matters concerning the business year, etc. of consolidated subsidiaries

The closing date of the consolidated subsidiaries is the same as the consolidated closing date.

(4) Matters concerning accounting policies

(i) Valuation standards and valuation methods for material assets

i. Securities

Other securities

Securities with market value

Market value method based on the market price, etc. on the consolidated closing date

(All valuation differences are directly included in net assets and the cost of securities sold is calculated using the moving-average method)

Securities with no market value

Cost method using the moving-average method

ii. Inventories

Products

Cost method using the periodic average method (method of writing down the book value due to a decline in profitability)

(ii) Depreciation method for material depreciable assets

i. Property, plant and equipment (excluding lease assets)

The declining-balance method is used.

However, the straight-line method is used for buildings (excluding building accessories) acquired on or after April 1, 1998 and building accessories and structures acquired on or after April 1, 2016.

The service life and residual value are depreciated using the same standard as the method stipulated in the Corporation Tax Act. However, buildings on land that are leased under a fixed-term land lease agreement for business use are depreciated using the straight-line method wherein the service life is calculated as the remaining period of the fixed-term land lease right and the residual value is calculated as zero.

ii. Intangible fixed assets (excluding lease assets)

The straight-line method is used.

However, for software (for internal use), the straight-line method is used based on the internal usable period (five years).

iii. Lease assets

Lease assets related to non-ownership-transfer finance leases

The straight-line method is used wherein the lease period is calculated as the service life and the residual value is calculated as zero.

Among non-ownership-transfer finance lease transactions, lease transactions whose lease transaction commencement date is March 31, 2008 or earlier are accounted for in the same manner as ordinary lease transactions.

iv. Investments and other assets (Others–long-term prepaid expenses)

The straight-line method is used.

(iii) Standards for recording material allowances/provisions

i. Allowance for doubtful accounts

To prepare for possible losses resulting from uncollectible claims, the Company records the estimated uncollectible amount based on the historical loan loss ratio for general claims and taking into account the collectability of each claim for claims that may be uncollectible and other specific claims.

ii. Provision for bonuses

To provide for the payment of bonuses to employees, the amount attributable to the 13th consolidated fiscal year is recorded based on the estimated amount of payment.

iii. Provision for point card certificates

To prepare for sales discounts resulting from the use of point card certificates, the amount that is expected to be used in the future is recorded based on the usage rate.

iv. Provision for share-based remuneration

To prepare for the issuance of the Company’s shares to the Company Group’s employees in accordance with the share issuance regulations, the provision is recorded based on the estimated amount of share-based remuneration obligations as of the end of the 13th consolidated fiscal year.

(iv) Accounting method for retirement benefits

i. Attribution method for estimated amount of retirement benefits

In calculating retirement benefit obligations, the benefit formula standard is used to attribute the estimated amount of retirement benefits to the period ending as of the end of the 13th consolidated fiscal year. Furthermore, the Company and certain consolidated subsidiaries use the simplified method.

ii. Method of reporting actuarial gains/losses and past service costs as expenses

With respect to actuarial gains/losses, as shown below, an amount obtained by proration by a certain number of years within the employees’ average remaining service period at the time of occurrence of such gain/loss in each period is recorded as expenses.

Name of company	Number of years	Method of reporting expenses
cocokarafine Healthcare Inc.	10 years	Straight-line method	Reported as expenses from the consolidated fiscal year following the year of occurrence
Formerly, Segami Medics Co., Ltd.	10 years	Declining-balance method	Reported as expenses from the year of occurrence
Formerly, Kodama Co., Ltd.	10 years	Declining-balance method	Reported as expenses from the year of occurrence
CFIZ Co., Ltd.	10 years	Straight-line method	Reported as expenses from the consolidated fiscal year following the year of occurrence

Past service costs is recorded using the straight-line method based on a certain number of years (five years) within the employees’ average remaining service period at the time of occurrence of such cost.

iii. Use of the simplified method for small enterprises

In calculating the retirement benefit liability and the retirement benefit costs, the Company and certain consolidated subsidiaries apply the simplified method which uses a method where the period-end amount of payment required for voluntary retirement in relation to retirement benefits is calculated as the retirement benefit liability.

(v) Amortization method and amortization period of goodwill

Goodwill is amortized in equal installments over 6 to 20 years.

(vi) Other important matters for preparing the Consolidated Financial Statements

Accounting for consumption tax, etc.

Consumption tax and local consumption tax are accounted for based on the tax-exclusion method.

2. Notes to change in presentation method

The “Accounting Standard for Disclosure of Accounting Estimates” (Accounting Standards Board of Japan Statement No. 31, March 31, 2020) has been applied from the 13th consolidated fiscal year, and “3. Notes to accounting estimates” is included in the Consolidated Notes.

3. Notes to accounting estimates

(Impairment of non-current assets)

(1) Amount recorded in the Consolidated Financial Statements for the 13th consolidated fiscal year

Item	Amount (millions of yen)
Property, plant and equipment (Note)	31,310
Intangible fixed assets (Note)	22,313
Impairment loss	1,105

(Note) Non-current assets for the drugstore/pharmaceutical business (excluding goodwill) amounted to 32,047 million yen.

(2) Information on the content of significant accounting estimates pertaining to the identified items

(i) Calculation method

The Company Group groups its non-current assets based on stores as the smallest unit of cash flow generation. Goodwill is grouped by a larger unit that includes related business assets.

In the 13th consolidated fiscal year, signs of impairment were recognized for asset groups whose market values have significantly declined or for which profits or losses from operating activities have been continuously negative, and the asset groups subject to impairment were reduced to their recoverable values and the amount of the decrease was recorded as an extraordinary loss.

The recoverable value of each asset group is measured at the higher of either the use value or the net sales value. The use value is calculated by reducing the future cash flows prepared based on the budget for the following consolidated fiscal year approved by the Board of Directors by a discount rate (5.1%). The net sales values for highly material asset group properties are calculated based on the property appraisal value or the value based on road ratings and the assessed value for fixed asset tax purposes.

(ii) Major assumptions used for significant accounting estimates and the effect on the Consolidated Financial Statements for the following consolidated fiscal year

Future cash flows are calculated based on the budget for the following consolidated fiscal year prepared by reflecting past experience, external information and internal information, and the major assumptions include sales growth and the number of prescriptions. Major assumptions may be affected by changes in economic conditions and other factors. In the event that a major assumption needs to be revised, the amounts recognized in the Consolidated Financial Statements for and after the following consolidated fiscal year may be materially affected.

Additionally, although the uncertainty due to the impact of COVID-19 is expected to continue, based on the information available at the time of preparation of the Consolidated Financial Statements, the budget for the following consolidated fiscal year has been prepared on the assumption that the effect of COVID-19 will continue into the following consolidated fiscal year but will be followed by gradual recovery. Depending on future developments, results based on actual values may differ from the assumptions.

4. Notes to Consolidated Balance Sheet

Accumulated depreciation of property, plant and equipment	45,052	million yen

5. Notes to Consolidated Statements of Changes in Equity

(1) Matters concerning issued shares

Types of shares	Beginning of the 13th consolidated fiscal year	Increase	Decrease	End of the 13th consolidated fiscal year
Common shares (shares)	31,412,085	-	-	31,412,085

(2) Matters concerning stock acquisition right

Not applicable.

(3) Matters concerning dividend

(i) Amount of dividend paid

Resolution	Types of shares	Total amount of dividend (million yen)	Dividend per share (yen)	Base date	Effective date
Annual General Meeting of Shareholders on June 25, 2020	Common shares	1,501	50.00	March 31, 2020	June 26, 2020
Board of Directors’ Meeting on November 12, 2020	Common shares	1,382	46.00	September 30, 2020	December 3, 2020

(Note 1) “Total amount of dividend” related to the resolution of the Annual General Meeting of Shareholders on June 25, 2020 includes dividends of 3 million yen paid in respect of the shares of the Company held in an ESOP trust account.

(Note 2) “Total amount of dividend” related to the resolution of the Board of Directors’ Meeting on November 12, 2020 includes dividends of 1 million yen paid in respect of the shares of the Company held in an ESOP trust account.

(ii) Dividend of which the base date falls within the 13th consolidated fiscal year and the effective date falls within the following consolidated fiscal year

Resolution	Types of shares	Sources of dividend	Total amount of dividend (million yen)	Dividend per share (yen)	Base date	Effective date
Annual General Meeting of Shareholders on June 29, 2021	Common shares	Retained earnings	1,381	46.00	March 31, 2021	June 30, 2021

(Note 1) The above resolution is scheduled to be adopted at the 13th Annual General Meeting of Shareholders to be held on June 29, 2021.

(Note 2) “Total amount of dividend” related to the resolution of the Annual General Meeting of Shareholders on June 29, 2021 includes dividends of 1 million yen paid in respect of the shares of the Company held in an ESOP trust account.

6. Notes to Financial Instruments

(1) Matters concerning the status of financial instruments

(i) Policy for dealing with financial instruments

The Company Group procures funds required primarily in light of the store opening plan and procures funds by borrowing from banks and other financial institutions. In addition, its fund management is limited to short-term deposits.

(ii) Contents of financial instruments and their risks

The credit risk of customers concerning operating receivables, such as accounts receivables (trade), accounts receivables (other), guarantee deposits and leasehold deposits, is mitigated through credit management. Investment securities are mainly shares, and market values of listed shares are assessed quarterly. Accounts receivables (other) are mainly related to supplier rebates. All accounts payables, such as operating payables, will be due within one year. Borrowings are short-term borrowings and used as working capital.

(iii) Risk management system for financial instruments

With respect to the Company’s operating receivables, the Product Division controls major customers’ credit, monitors the situation periodically and manages the due dates and balances of each customer in accordance with the Wholesale Management Rules, while at the same time working to promptly recognize and mitigate any risk of the operating receivables becoming unrecoverable due to deterioration in financial conditions.

With regard to investment securities, the Finance Department periodically monitors their market value and the financial condition of the issuers (client companies) in accordance with the Securities Investment Management Rules and continuously reviews the holding status in consideration of the relationship with the client companies.

As for operating payables, the Product Division conducts purchasing operations, while managing payment terms and notifying the Finance Department of the amounts of payment in accordance with the Purchase Management Rules. The Finance Department manages funds in accordance with the Rules for Administration of Funds Management. In addition, the Department prepares and updates financing plans in a timely manner based on reports from each division, and manages liquidity risks while taking into account liquidity on hand.

(iv) Additional explanation on the matters concerning the market value, etc. of financial instruments

The market value of financial instruments includes the value based on the market price and the reasonably calculated value if the market price is not available. The calculation of the said value reflects variable factors, and therefore the said value may fluctuate when different preconditions or other factors are considered.

(2) Matters concerning the market value, etc. of financial instruments

The amounts recorded on the consolidated balance sheet, the market values and the differences between them as of March 31, 2021 are as follows. It does not include items whose market values are deemed to be extremely difficult to assess.

(Millions of yen)

	Amounts recorded on the consolidated balance sheet*	Market value*	Difference
(1) Cash and deposits	33,370	33,370	－
(2) Accounts receivable	20,843	20,843	－
(3) Accounts receivable - other	9,724	9,724	－
(4) Investment securities
Other securities	341	341	－
(5) Guarantee deposits	7,391
Allowance for doubtful accounts	-0
Difference	7,391	7,473	81
(6) Leasehold deposits	13,538
Allowance for doubtful accounts	-0
Difference	13,537	13,170	-367
Total assets	85,209	84,924	-285
(7) Accounts payable	(35,917)	(35,917)	－
(8) Short-term borrowings	(300)	(300)	－
Total liabilities	(36,217)	(36,217)	－

*Items recorded as liabilities are shown in ( ).

(Note 1) Calculation method of market value of financial instruments and matters concerning securities

Assets

(1)	Cash and deposits, (2) Accounts receivable, (3) Accounts receivable - other

Since these are settled in a short period of time, their market values are approximately equal to their book values. Therefore, they are stated at their book values.

(4) Investment securities

Regarding their market values, shares are based on the prices on the stock exchange.

(5) Guarantee deposits, (6) Leasehold deposits

These figures are calculated by discounting the estimated amount of future cash flows at a discounted rate that takes into account the credit risk with reference to yields on government bonds corresponding to the period until the return, based on an estimate of the time of return.

The amount recorded in the consolidated balance sheet excludes the amount that cannot be expected to be recovered due to the restoration work required at the time of vacating a store.

Liabilities

(7) Accounts payable, (8) Short-term borrowings

Since these are settled in a short period of time, their market values are approximately equal to their book values. Therefore, they are stated at their book values.

(Note 2) Any financial instruments, the market values of which are deemed extremely difficult to assess

Unlisted shares (the amount recorded on the consolidated balance sheet is 408 million yen) are not included in “(4) Investment securities - other securities” because their market values are deemed extremely difficult to assess as they are non-marketable and their future cash flows cannot be estimated.

7. Notes on Per Share Data

(1)	Net asset value per share	4,716.29 yen
(2)	Net income per share	144.05 yen

8. Notes on Important Subsequent Events

Execution of an absorption-type company split agreement and other agreements concerning the management integration

As informed through the “Notice of Execution of Management Integration Agreement Concerning Management Integration between Matsumotokiyoshi Holdings, Co., Ltd. and cocokara fine Inc.” dated February 26, 2021, Matsumotokiyoshi Holdings, Co., Ltd. (hereinafter, “Matsumotokiyoshi Holdings”) and cocokara fine Inc. (hereinafter, “cocokara fine”) announced that they resolved to enter into a management integration agreement relating to the management integration between the two companies (hereinafter, the “Management Integration”) and a share exchange agreement relating to the share exchange as a part of the series of transactions for the Management Integration, wherein Matsumotokiyoshi Holdings will be the wholly-owning parent company and cocokara fine will be the wholly-owned subsidiary (hereinafter, the “Share Exchange”). As part of the series of transactions for the Management Integration, they prepared an incorporation-type company split plan and executed the following absorption-type company split agreements in accordance with the resolutions of the respective Board of Directors’ Meeting held on April 28, 2021:

(i) an absorption-type company split agreement, to be effective as of October 1, 2021 and subject to the effectuation of the Share Exchange, regarding an absorption-type company split wherein cocokara fine will be the split company and Matsumotokiyoshi Holdings will be the succeeding company for the purpose of causing Matsumotokiyoshi Holdings to succeed to cocokara fine’s headquarters functions;

(ii) an absorption-type company split agreement, to be effective as of October 1, 2021 and subject to the effectuation of the Share Exchange, regarding an absorption-type company split wherein cocokara fine will be the split company and MKCF Succeeding Company (which is a wholly-owned subsidiary of Matsumotokiyoshi Holdings; hereinafter, the “Synergy Generator”) will be the succeeding company for the purpose of causing the Synergy Generator to succeed to cocokara fine’s sales planning, operational support and other functions;

(iii) an absorption-type company split agreement, to be effective as of October 1, 2021 and subject to the effectuation of the Share Exchange, regarding an absorption-type company split wherein cocokarafine Healthcare Inc. (which is a wholly-owned subsidiary of cocokara fine; hereinafter, “cocokarafine Healthcare”) will be the split company and Matsumotokiyoshi Holdings will be the succeeding company for the purpose of causing Matsumotokiyoshi Holdings to succeed to cocokarafine Healthcare’s headquarters functions;

(iv) an absorption-type company split agreement, to be effective as of October 1, 2021 and subject to the effectuation of the Share Exchange, regarding an absorption-type company split wherein cocokarafine Healthcare will be the split company and the Synergy Generator will be the succeeding company for the purpose of causing the Synergy Generator to succeed to cocokarafine Healthcare’s sales planning, operational support and other functions.

Balance sheet

(As of March 31, 2021)

(Millions of yen)
Assets		Liabilities
Item	Amount	Item	Amount
Current assets	79,181	Current liabilities	2,049
Cash and deposits	26,744	Short-term borrowings	300
Prepaid expenses	120	Accounts payable – other	511
Accounts receivable - other	1,323	Accrued expenses	144
Deposits paid to subsidiaries and associates	50,637	Income taxes payable	80
Other	356	Consumption tax payable	41
Non-current assets	24,925	Deposits received	12
Property, plant and equipment	64	Deposits received from subsidiaries and associates	789
Buildings	18	Provision for bonuses	124
Tools, equipment and fixtures	45	Other	45
Intangible fixed assets	3,599	Non-current liabilities	641
Trademark right	6	Provision for retirement benefits	358
Software	3,592	Provision for share-based remuneration	22
Investments and other assets	21,262	Other	259
Investment securities	363	Total liabilities	2,690
Shares of subsidiaries and affiliates	20,538	Net assets
Long-term prepaid expenses	58	Shareholders’ equity	101,417
Deferred tax assets	223	Share capital	20,184
Other	77	Capital surplus	67,401
		Capital reserve	19,434
		Other capital surplus	47,966
		Retained earnings	20,016
		Other retained earnings	20,016
		Retained earnings brought forward	20,016
		Treasury shares	(6,186)
		Total net assets	101,417
Total assets	104,107	Total liabilities and net assets	104,107
Amounts less than one million yen are rounded down.

Statement of income

(Fiscal year ended March 31, 2021)

		(Millions of yen)
Item	Amount
Operating income		8,493
Operating expenses		4,201
Operating profit		4,291
Non-operating income
Interest income	50
Dividend income	0
Rent income	65
Other	19	135
Non-operating expenses
Interest expenses	0
Rental expenses	65
Other	17	83
Ordinary profit		4,343
Extraordinary losses
Loss on retirement of non-current assets	0
Loss on valuation of shares of subsidiaries and associates	98
Other	2	100
Net income before income taxes		4,242
Income taxes - current	24
Income taxes - deferred	59	84
Net income		4,158
Amounts less than one million yen are rounded down.

Statement of changes in equity

(Fiscal year ended March 31, 2021)

(Millions of yen)
	Shareholders’ equity
	Share capital	Capital surplus			Retained earnings
		Capital reserve	Other capital surplus	Total capital surplus	Other retained earnings	Total retained earnings
					Retained earnings brought forward
Balance as of April 1, 2020	20,184	19,434	47,954	67,389	18,741	18,741
Changes in items during the period
Dividends of surplus					(2,883)	(2,883)
Profit					4,158	4,158
Purchase of treasury shares
Disposal of treasury shares			12	12
Net changes in items other than shareholders’ equity during the fiscal year
Total changes in items during the period	－	－	12	12	1,275	1,275
Balance as of March 31, 2021	20,184	19,434	47,966	67,401	20,016	20,016

	Shareholders’ equity		Valuation and translation adjustments		Total net assets
	Treasury shares	Total shareholders’ equity	Valuation difference on available-for-sale securities	Total of valuation and translation adjustments

Balance as of April 1, 2020	(6,436)	99,879	－	－	99,879
Changes in items during the period
Dividends of surplus		(2,883)			(2,883)
Profit		4,158			4,158
Purchase of treasury shares	(5)	(5)			(5)
Disposal of treasury shares	255	267			267
Net changes in items other than shareholders’ equity during the fiscal year			－	－	－
Total changes in items during the period	250	1,537	－	－	1,537
Balance as of March 31, 2021	(6,186)	101,417	－	－	101,417

Amounts less than one million yen are rounded down.

Notes to the Non-consolidated Financial Statements

1.	Notes on matters concerning significant accounting policies

(1) Valuation basis and valuation method for assets

Securities

Shares of subsidiaries and shares of associated companies

Cost method using the moving-average method

Other securities

Securities with no market value………cost method using the moving-average method

(2) Depreciation method for fixed assets

(i)	Property, plant and equipment (excluding lease assets)

The declining-balance method is used.

However, the straight-line method is used for building accessories acquired on or after April 1, 2016.

The service life and residual value are depreciated using the same standard as the method stipulated in the Corporation Tax Act.

(ii)   Intangible fixed assets (excluding lease assets)

The straight-line method is used.

However, for software (for internal use), the straight-line method is used based on the internal usable period (five years).

(iii)  Long-term prepaid expenses

The straight-line method is used.

(3) Standards for recording allowances/provisions

(i)    Provision for bonuses

To provide for the payment of bonuses to employees, the amount attributable to the 13th business year is recorded based on the estimated amount of payment.

(ii)   Provision for retirement benefits

To prepare for the payment of retirement benefits to employees, the provision is recorded using the method where the amount payable for voluntary retirement as of the end of the 13th business year is regarded as the retirement benefit obligations.

(iii)  Provision for share-based remuneration

To prepare for the issuance of the Company’s shares to the Company’s employees in accordance with the share issuance regulations, the provision is recorded based on the estimated amount of share-based remuneration obligations as of the end of the 13th business year.

(4) Method of accounting for consumption tax, etc.

Consumption tax and local consumption tax are accounted for based on the tax-exclusion method.

2.	Notes to changes in presentation method

The “Accounting Standard for Disclosure of Accounting Estimates” (Accounting Standards Board of Japan Statement No. 31, March 31, 2020) has been applied from the 13th business year, and “3. Notes to accounting estimates” is included in the Notes to the Non-consolidated Financial Statements.

3.	Notes to accounting estimates

(Appraisal of shares of subsidiaries and affiliates)

(1) Amount recorded in the Financial Statements for the 13th business year

Item	Amount (Millions of yen)
Shares of subsidiaries and affiliates	20,538
Appraisal losses on the shares of subsidiaries and affiliates	98

(2) Information on the content of significant accounting estimates pertaining to the identified items

(i)    Calculation method

For shares of subsidiaries and affiliated companies, the Company compares their book value and the actual value calculated on the basis of net assets, and if the actual value is found to have dropped significantly due to deterioration of the issuer company’s financial conditions, the Company makes a reasonable reduction and records the valuation difference as extraordinary loss (appraisal losses on the shares of subsidiaries and affiliates), except where the recoverability of the actual value is supported by sufficient evidence.

(ii)	Major assumptions used for significant accounting estimates and the effect on the Financial Statements for the following business year

An appraisal of shares of subsidiaries and affiliates is prepared by reflecting past experience, external information and internal information and using the business plan of each subsidiary and affiliated company that has been approved by the Board of Directors. The major assumptions used therein include sales growth and the number of prescriptions. Major assumptions may be affected by changes in economic conditions and other factors. In the event that a major assumption needs to be revised, the amounts recognized in the Financial Statements for and after the following business year may be materially affected.

Additionally, although the uncertainty due to the impact of COVID-19 is expected to continue, the business plan of each company has been prepared based on the information available at the time of preparation of the Financial Statements, on the assumption that the effect of COVID-19 will continue into the following business year but will be followed by gradual recovery. Depending on future developments, results based on actual values may differ from the assumptions.

4. Notes to Non-consolidated Balance Sheet

(Millions of yen)
(1) Accumulated depreciation of property, plant and equipment	152
(2) Monetary claims to subsidiaries and affiliates (excluding those indicated separately)
Short-term monetary claims	816
Long-term monetary claims	1
(3) Monetary obligations to subsidiaries and affiliates (excluding those indicated separately)
Short-term monetary debts	28

5.	Notes to Non-consolidated Income Statement
Volume of transactions with subsidiaries and affiliates	(Millions of yen)

Trading transactions	Operating income	8,493
	Operating expenses	67

Volume of transactions other than operating transactions	(Revenues)	113
	(Expenditures)	0

6.	Notes to Non-consolidated Statements of Changes in Equity

Matters concerning treasury shares

Type of Share	Beginning of the 13th business year	Increase	Decrease	End of the 13th business year
Common share (shares)	1,451,881	764	44,634	1,408,011
(Notes)

1. The increase of 764 shares in the number of treasury shares of the common share represents the increase of 764 shares due to the purchase of fractional shares less than one share unit.

2.	The decrease of 44,634 shares in the number of treasury shares of the common share comprises the decrease of 34,758 shares due to the share allotment to employees of the Company by the share grant ESOP trust account and the decrease of 9,876 shares due to the delivery of shares by the share grant trust for officers.

3. The number of treasury shares of the common share includes the shares in the Company held by the share grant ESOP trust account (73,861 shares as of the beginning of the 13th business year and 39,103 shares as of the end of the 13th business year).

7.	Notes to tax effect accounting

Major items that resulted in an accrual of deferred tax assets and deferred tax liabilities

Deferred tax assets	(Millions of yen)
Accrued enterprise tax	20
Provision for bonuses	38
Provision for retirement benefits	109
Appraisal losses on shares of subsidiaries and affiliates	33
Appraisal losses on investment securities	117
Others	59
Subtotal	379
Valuation reserve	(152)
Total deferred tax assets	227
Deferred tax liabilities
Others	(3)
Total deferred tax liabilities	(3)
Net deferred tax assets (liabilities)	223

8.	Notes on transactions with affiliated parties

Subsidiaries and associated companies and the like

Category	Company Name	Location	Stated Capital or Amount of Contribution (Millions of yen)	Business Description	Voting Rights Ratio/ Ownership Ratio (%)	Relationship with Affiliated Parties	Transaction Details	Transaction Amount (Millions of yen)	Item	Year-end Balance (Millions of yen)
Subsidiary	cocokarafine Healthcare Inc.	Kohoku-ku, Yokohama-shi	50	Drugstore and dispensing business	(Ownership) 100.00 direct	Management control, lease of offices, and inter-group financing	Receipt of management control fees * 1	4,258	Accounts receivable	464
							Receipt of rents on real estate * 1	63	Other current assets	5
							Deposit of funds for CMS purpose * 2, * 3	37,025	Deposits paid to subsidiaries and affiliates	45,092
							Receipt of interest * 4	45	-	-
Subsidiary	IWASAKI KOHKENDO Co., Ltd.	Shunan-shi, Yamaguchi	30	Drugstore business	(Ownership) 100.00 direct	Management control and inter-group financing	Deposit of funds for CMS purpose * 2, * 3	2,387	Deposits paid to subsidiaries and affiliates	2,880
							Receipt of interest * 4	2	-	-
Subsidiary	CFIZ Co., Ltd.	Chuo-ku, Osaka-shi	100	Drugstore business	(Ownership) 51.00 direct	Management control and inter-group financing	Deposit of funds for CMS purpose * 2, * 3	670	Deposits paid to subsidiaries and affiliates	2,360
							Receipt of interest * 4	0	-	-

Transaction terms and policies for determination of transaction terms

(Notes)* 1 The prices and other transaction terms have been determined after negotiations in light of those prevalent in the market. No consumption tax or similar levies are included in the transaction amount.

  * 2 The stated transaction amount is the average balance.

  * 3 No security is deposited or received.

  * 4 Determined reasonably reflecting market rates.

9.	Notes on the per share information
(1)	Net assets per share	¥3,380.11
(2)	Net income per share	¥138.66

10.	Notes on material subsequent events

Execution of absorption-type company split agreements and other agreements in association with the management integration

As announced in the “Notice of Execution of Management Integration Agreement for Management Integration between Matsumotokiyoshi Holdings Co., Ltd. and cocokara fine Inc.” dated February 26, 2021, Matsumotokiyoshi Holdings Co., Ltd. (hereinafter, “Matsumotokiyoshi Holdings”) and cocokara fine Inc. (hereinafter, “cocokara fine”) have published that they resolved to enter into a share exchange agreement for a share exchange (hereinafter, the “Share Exchange”) wherein Matsumotokiyoshi Holdings will be the wholly-owning parent company in the share exchange and cocokara fine will be the wholly-owned subsidiary in the share exchange, as part of the management integration agreement for the management integration between the two companies (hereinafter, the “Management Integration”) and the series of transactions for the Management Integration. And as part of the series of transactions for the Management Integration, based on the resolutions of their respective Board of Directors’ Meetings held on April 28, 2021, an incorporation-type company split plan has been prepared and the following absorption-type company split agreements have been executed:

(i)	An absorption-type company split agreement regarding an absorption-type company split wherein cocokara fine will be the split company and Matsumotokiyoshi Holdings will be the succeeding company for the purpose of causing Matsumotokiyoshi Holdings to succeed to cocokara fine’s headquarters functions, which will take effect on October 1, 2021 subject to the effectuation of the Share Exchange; and
(ii)	An absorption-type company split agreement regarding an absorption-type company split wherein cocokara fine will be the split company and MKCF Succeeding Company, a wholly-owned subsidiary of Matsumotokiyoshi Holdings, will be the succeeding company for the purpose of causing MKCF Succeeding Company to succeed to cocokara fine’s sales planning, operational support and other functions, which will take effect on October 1, 2021 subject to the effectuation of the Share Exchange.

Reference Documents for the General Meeting of Shareholders

Proposals and References

　　Proposal 1: Appropriation of Surplus

The Company places the highest priority on the continuation of stable dividend payments as a measure to return profits to shareholders, while also pursuing its basic policy for profit distribution, which is to secure retained earnings in order to develop its business in the future and strengthen its management structure. Holistically considering the stable dividend payments, the level of retained earnings and other factors, the Company proposes to pay ¥46 per share.

As a result, the annual dividend for this fiscal year will be ¥92 per share, including the already paid interim dividend of ¥46.

Matters regarding year-end dividend:

(1) Type of dividend property

Cash

(2) Matters regarding the allotment of dividend property and its total amount

Common shares of the Company	¥46 per share
Total dividends	¥1,381,986,142

(3) Effective date of distribution of surplus as a dividend

June 30, 2021

　Proposal 2:      Approval of the Share Exchange Agreement between the Company and Matsumotokiyoshi Holdings Co., Ltd.

The Company and Matsumotokiyoshi Holdings Co., Ltd. (hereinafter, “Matsumotokiyoshi Holdings” and together with the Company, the “Parties”) reached an agreement on the implementation of a management integration between the Parties (hereinafter, the “Management Integration”) as a result of mutual consultations on the Management Integration, and entered into a management integration agreement (hereinafter, the “Management Integration Agreement”) and a share exchange agreement (hereinafter, the “Share Exchange Agreement”) as of February 26, 2021 based on the resolution of the board of directors’ meeting of each party held on the same date.

The Company hereby requests that the shareholders approve the Share Exchange Agreement.

The share exchange under the Share Exchange Agreement, wherein the Company will be the wholly-owned subsidiary in the share exchange and Matsumotokiyoshi Holdings will be the wholly-owning parent company in the share exchange (hereinafter, the “Share Exchange”), is scheduled to be implemented with the effective date being October 1, 2021 (hereinafter, the “Integration Date”) as a part of the series of transactions for the Management Integration after the Company obtains the approval of the shareholders’ meeting covered by this Notice and Matsumotokiyoshi Holdings obtains the approval of its annual shareholders’ meeting to be held on June 29, 2021. Prior to the effective date of the Share Exchange (October 1, 2021), the common stock of the Company is to be delisted from the First Section of the Tokyo Stock Exchange, Inc. (hereinafter, the “Tokyo Stock Exchange”) on September 29, 2021 through the prescribed procedures in accordance with the Exchange’s delisting standards (with the final trading date being September 28, 2021). The reason for implementing the Share Exchange, the contents of the Share Exchange Agreement and other relevant matters are as follows:

1.	Reason for implementing the Share Exchange
(1)	Background and purpose of the Management Integration

The Company coordinates the management of a total of 1,444 drugstores/dispensing pharmacies under its operation throughout Japan (407 of which were dispensing pharmacies (as of December 31, 2020)) and its caregiving-related businesses, with the aim of realizing its management philosophy of “pursuing the health of mind and body of individuals, and contributing to the community.” The Company is promoting the “creation of a healthcare network in the community” that provides integrated home healthcare and caregiving services in the community through the coordination of various professions involved in medical care and caregiving, taking it as its social mission, and is aiming to make the next leap forward as a true healthcare company.

Meanwhile, with the group management philosophy of “1st for you,” Matsumotokiyoshi Holdings seeks ongoing growth and improvement of its corporate value through the creation of new added values and the provision of thoughtful services, always keeping the customers’ perspective in mind. As of December 31, 2020, Matsumotokiyoshi Holdings was operating a total of 1,755 drugstores/dispensing pharmacies throughout Japan (335 of which are dispensing pharmacies). As a leading company in the drugstore industry, Matsumotokiyoshi Holdings is aiming to be an “indispensable corporate group in the health and beauty area,” and in the future, “Asia’s No.1 company in the health and beauty area.”

After reaching an agreement to proceed with discussions and considerations on the Management Integration, as part of the Management Integration, the Company and Matsumotokiyoshi Holdings advanced mutual cooperation through consultation between the Parties based on the Capital and Business Alliance Agreement that had been executed prior to the implementation of the Management Integration. The Parties’ objective for this cooperation was to become an efficient and competitive company as early as immediately after the Management Integration by utilizing the time up to the Management Integration to improve their respective corporate value through early achievement of synergies and to integrate their strategies and corporate cultures. To date, the Parties have worked for early attainment of synergies through mutual supply of their products, in particular the much-talked-about private brand (PB) products such as the “matsukiyo” brand products and “THE RETIONOTIME,” an advanced functional cosmetics series, integrated merchandising of national brand (NB) products, including pharmaceuticals, and joint development of products.

The environment surrounding our society is facing drastic changes. People’s lifestyles are diversifying due to the digitalization of our lives as a result of the expansion of e-commerce markets with the popularization of smartphones and the fusion of online and offline led by leading global U.S. and Chinese companies. Moreover, Japan is facing changes in its social structure due to a rapidly aging population combined with the falling birthrate, and the concentration of population in the three largest metropolitan areas. Moreover, since late January 2020, the spread of COVID-19 has accelerated the shift to online channels and led to changes in consumer trends. Meanwhile, the Parties are also aware of the importance of being prepared for the reversion back to the globalization that is expected to occur after the immigration restrictions issued by the Japanese Government are lifted. With these changes in the environment, the retail industry is now required to realize, at a deeper level, services that meet the needs of every one of the diversified base of customers, prioritizing the security and safety of its customers and employees.

Under such macro-environment, the business climate in the drugstore industry continues to be harsh, with new stores opening by competitors across industries and business lines, entry into new areas aimed for commercial area expansion and expansion of scale through M&A, competition with different industries that are becoming homogenous, and the resulting narrowing of the commercial area of individual stores caused by all these factors. On the other hand, with the increase in the Japanese social security expenditures, the drugstore industry is expected to play an important role in creating community-based integrated care systems, and is also required to address the revisions of medical service fees.

Seeing the time of such drastic changes as an opportunity for growth, the Company and Matsumotokiyoshi Holdings are to become an infrastructure company supporting society and customers’ lives, with domestic sales of \ 1 trillion and 3,000 stores as a result of the Management Integration. Furthermore, the Parties will revolutionize the purchase trends of consumers by establishing “One to One” marketing utilizing their customer bases. The Parties’ goal is to vigorously lead the domestic drugstore industry, gaining an overwhelming presence in the health and beauty arena. Furthermore, the Parties aim to promote the establishment of community-based integrated care systems as a social mission of drugstores and become “Asia’s No.1 company in the health and beauty area” in the future by establishing business bases in Asia with rising health and beauty consciousness.

(2)	Synergy effect of the Management Integration

The Parties have a common philosophy of placing the greatest value on promotion of their local customers’ beauty, health and better lives, and share the common feature of operating numerous stores both in cities and suburbs. In addition, the Parties can mutually leverage a variety of respective resources, infrastructures, know-how and other management resources thanks to their complementary store locations and similar strategies of digitalization and global expansion.

After the implementation of the capital and business alliance, the Parties established a synergy committee and carried out a review of the expected synergies. The Parties have started to unify their merchandising and shelving planograms and have commenced to supply PB products. The Management Integration is expected to result in achievement of a combined revenue improvement on a scale of \ 30 billion in operating profit on a consolidated basis by the third year after the Management Integration. At present, the Parties expect to realize combined synergies of approximately \ 20 billion in operating profit on a consolidated basis, out of the amount mentioned above, in the first year (October 2021 – September 2022) mainly from the synergy items as described below. The Parties believe that such synergies from the Management Integration will boost their shareholder value.

(ⅰ)	Joint development and joint purchasing of products
-	The Parties aim to expand sales by further increasing the appeal of their PB products through mutual supply and sale of the existing PB products that are popular among their customers as well as joint development of new PB products, thereby increasing sales and improving profitability.
-	The Parties aim to improve profitability by unifying their procurement of products, including pharmaceuticals, and thus reducing purchasing costs through economies of scale, and also by increasing rebates through reflection of their rebate rates.
(ⅱ)	Customer bases and marketing
-	Integration of the Parties’ customer bases will enable sales promotion strategies that are compatible with digitalization. The Parties will aim to increase sales by offering products to meet the needs of each customer and seamlessly connecting offline (physical stores) and online (EC) channels.
(ⅲ)	Others
-	In terms of logistics, the Parties anticipate improvements in logistics efficiency and a reduction of the logistics cost per store by virtue of complementary store operation areas and through an increase in their combined market shares by prefecture. In terms of systems, the Parties expect that systems integration will produce not only a cost reduction effect but also rationalization of store operation, enhancement of merchandising functions and improved effects of the sales promotion measures.
-	In addition, the Parties anticipate a cost reduction effect by jointly purchasing equipment and fixtures as well as by unifying their settlement methods.

2.	Outline of the contents of the Share Exchange Agreement The contents of the Share Exchange Agreement entered into between the Parties as of February 26, 2021 are as follows:

Share Exchange Agreement (Copy)

cocokara fine Inc. (hereinafter, “Company C”) and Matsumotokiyoshi Holdings Co., Ltd. (hereinafter, “Company M”) hereby enter into a share exchange agreement (hereinafter, this “Agreement”) as of February 26, 2021 (hereinafter, the “Date of this Agreement”), as follows:

Article 1 (Share Exchange)

Pursuant to the provisions of this Agreement, Company C and Company M shall conduct a share exchange (kabushiki kokan) wherein Company M will be Company C’s wholly-owning parent company in the share exchange, and Company C will be Company M’s wholly-owned subsidiary in the share exchange (hereinafter, the “Share Exchange”). Company M shall acquire, by way of the Share Exchange, all of the issued shares in Company C (excluding the shares in Company C held by Company M; hereinafter the same).

Article 2 (Trade Names and Addresses of Wholly-owning Parent Company in the Share Exchange and Wholly-owned Subsidiary in the Share Exchange)

Company C’s and Company M’s respective trade names and addresses are as follows:

(1)	Company M (wholly-owning parent company in the share exchange)

Trade name:   Matsumotokiyoshi Holdings Co., Ltd. (scheduled to be changed to MatsukiyoCocokara & Co. as of October 1, 2021)

Address:	9-1, Shinmatsudo-Higashi, Matsudo-shi, Chiba
(2)	Company C (wholly-owned subsidiary in the share exchange)

Trade name:   cocokara fine Inc.

Address:	17-6, Shin Yokohama 3-chome, Kohoku-ku, Yokohama-shi, Kanagawa

Article 3 (Shares Delivered upon the Share Exchange and Allotment thereof)

1. Upon the Share Exchange, Company M shall deliver to each shareholder of Company C (i.e., the shareholders after the cancellation of Company C’s treasury shares under Article 8, excluding Company M; hereinafter the same in this Article), as of the time immediately prior to the acquisition of all of the issued shares in Company C by Company M by way of the Share Exchange (hereinafter, the “Base Time”), the number of common shares of Company M (hereinafter, the “Company M Shares”) obtained by multiplying the total number of common shares of Company C (hereinafter, the “Company C Shares”) held by the shareholder by 1.70 (such ratio shall be hereinafter referred to as the “Share Exchange Ratio”) in exchange for his/her/its Company C Shares.

2.	Upon the Share Exchange, Company M shall allot 1.70 Company M Shares for each Company C Share held by each Company C shareholder.

3. If there is a fraction of less than one share in the number of Company M Shares that Company M is required to allot to each shareholder of Company C pursuant to the provisions of the preceding two Paragraphs, Company M shall treat the fractional shares in accordance with the provisions of Article 234 of the Companies Act and other related laws and regulations.

Article 4 (Amount of Capital and Reserves of Company M)

The amounts of the stated capital and reserves of Company M to be increased upon the Share Exchange shall be as follows:

(1)	Amount of stated capital to be increased:	¥ 0
(2)	Amount of capital reserve to be increased:	Amount separately specified by Company M in accordance with the provisions of Article 39 of the Regulation on Corporate Accounting
(3)	Amount of retained earnings reserve to be increased:	¥ 0

Article 5 (Effective Date)

The date on which the Share Exchange becomes effective (hereinafter, the “Effective Date”) shall be October 1, 2021; provided, however, that Company C and Company M may change the date by agreement through consultation if a change is necessary for the progress of the Share Exchange proceedings or for any other reason.

Article 6 (Approval of the Shareholders’ Meeting)

1.	Company C shall seek approval of this Agreement at its Annual General Meeting of Shareholders to be held on June 29, 2021 (hereinafter, the “Company C’s AGM”).
2.	Company M shall seek approval of this Agreement at its Annual General Meeting of Shareholders to be held on June 29, 2021 (hereinafter, the “Company M’s AGM”).
3.	Company C and Company M may, by agreement through consultation, change the date of Company C’s AGM and Company M’s AGM, or hold an extraordinary shareholders’ meeting to obtain shareholders’ approval of this Agreement, if necessary for the progress of the Share Exchange proceedings or for any other reason.

Article 7 (Business Operations)

1.	During the period from the Date of this Agreement though the Effective Date, each of Company C and Company M shall, within the scope of its normal business operations, perform its business and manage and operate its assets, and cause its subsidiaries to perform their respective businesses and manage and operate their respective assets, in each case with the due care of a good and prudent manager for the purpose of improving its or their respective corporate value.
2.	Except as otherwise provided in this Agreement, during the period from the Date of this Agreement though the Effective Date, each of Company C and Company M shall consult with the other party in advance if it is to perform, or cause any of its subsidiaries to perform, any act that may have a material effect on the consummation of the Share Exchange or the Share Exchange Ratio, and shall, in making such consultation, provide the other party with reasonable explanatory materials regarding the relevant act at a reasonable time.

Article 8 (Cancellation of Treasury Shares)

Company C shall, by resolution of a board of directors meeting to be held no later than the day before the Effective Date, cancel all of the treasury shares it holds as of the Base Time (including the treasury shares that Company C acquires in response to any dissenting shareholders’ share exercise of appraisal rights made upon the Share Exchange as set forth in Article 785, Paragraph 1 of the Companies Act).

Article 9 (Change of Terms of, or Cancellation of the Share Exchange)

Upon the occurrence or discovery of any event that materially impairs the consummation of the Share Exchange or if it otherwise becomes difficult to achieve the purpose of this Agreement during the period from the Date of this Agreement through the Effective Date, Company C and Company M may, by agreement through consultation, change the conditions of the Share Exchange or any other terms of this Agreement, or cancel the Share Exchange.

Article 10 (Validity of this Agreement)

This Agreement shall lose its effect in any of the following cases: (i) failure to obtain approval of this Agreement at Company C’s AGM; (ii) failure to obtain approval of this Agreement at Company M’s AGM; (iii) failure to obtain any of the approvals, permits, consents, etc. of the relevant authorities needed for the consummation of the Share Exchange as provided under applicable laws and regulations; or (iv) cancellation of the Share Exchange pursuant to the preceding Article.

Article 11 (Consultation)

Company C and Company M shall settle any matter not provided in this Agreement, or any doubt as to the substance of this Agreement, through good-faith consultation.

IN WITNESS WHEREOF, this Agreement has been executed in duplicate and the parties hereto shall retain one original each after affixing their respective signatures or names and seal impressions hereunto.

February 26, 2021

Company C:   cocokara fine Inc.
17-6, Shin Yokohama 3-chome, Kohoku-ku, Yokohama-shi, Kanagawa
Atsushi Tsukamoto, President and Representative Director (seal)

Company M:   Matsumotokiyoshi Holdings Co., Ltd.
9-1, Shinmatsudo-Higashi, Matsudo-shi, Chiba
Kiyoo Matsumoto, President and Representative Director (seal)

3.	Matters concerning the appropriateness of the consideration shares to be allotted to each shareholder of the Company upon the Share Exchange (the “Consideration Shares”)
(1)	Matters concerning the appropriateness of the total number of the Consideration Shares and allotment thereof
(I)	Details of allotment pertaining to the Share Exchange

	Company (Wholly-owned subsidiary in the share exchange)	Matsumotokiyoshi Holdings (Wholly-owning parent company in the share exchange)
Allotment ratio in the Share Exchange	1.70	1
Number of shares to be delivered in the Share Exchange	Common shares of Matsumotokiyoshi Holdings: 40,795,416 shares (scheduled)

A.	Allocation ratio of shares

1.70 common shares of Matsumotokiyoshi Holdings will be allotted and delivered for each common share of the Company. No allotment or delivery will be made with regard to the common shares of the Company held by Matsumotokiyoshi Holdings (6,006,908 shares (as of December 31, 2020)).

B.	Number of shares to be delivered in the Share Exchange

40,795,416 common shares of Matsumotokiyoshi Holdings (scheduled)

The above number of common shares has been calculated based on the total number of issued common shares (31,412,085 shares) and the number of treasury shares (1,407,873 shares) of the Company as of December 31, 2020.
Upon the Share Exchange, Matsumotokiyoshi Holdings will allot and deliver its common shares to the shareholders of the Company as of the time immediately before the acquisition of all of the issued shares in the Company by Matsumotokiyoshi Holdings (hereinafter, “Base Time”). The number of common shares of Matsumotokiyoshi Holdings to be allotted will be calculated based on the allotment ratio in the Share Exchange described in the table above (hereinafter, “Share Exchange Ratio”). The common shares of Matsumotokiyoshi Holdings will be allotted and delivered through the appropriation of treasury shares held by Matsumotokiyoshi Holdings as well as through the issuance of new shares.

The Company plans to cancel all of its treasury shares held as of the Base Time (including treasury shares to be acquired in response to the demands of the dissenting shareholders for share purchase, set forth in Article 785, Paragraph 1 of the Companies Act, exercised at the time of the Share Exchange) by a resolution at the board of directors meeting held by the day before the effective date of the Share Exchange, and the number of common shares to be delivered by Matsumotokiyoshi Holdings may vary in the future depending on the number of treasury shares, etc. to be held by the Company up to the Base Time.

C.	Treatment of fractional shares of less than one share unit

As a result of the Share Exchange, some shareholders are expected to hold fractional shares of less than one unit of Matsumotokiyoshi Holdings, but such fractional shares may not be sold in the financial instruments exchange market. Shareholders who will hold fractional shares of less than one unit of Matsumotokiyoshi Holdings are entitled to exercise the following rights on and after the effective date of the Share Exchange:

(a)	Right to request to purchase the fractional shares of less than one unit (sale of fractional shares)
In accordance with Article 192, Paragraph 1 of the Companies Act, shareholders may request that Matsumotokiyoshi Holdings purchase the fractional shares held by such shareholders.
(b)	Right to purchase additional fractional shares (additional purchase to form one unit)
Pursuant to the provisions of Article 194, Paragraph 1 of the Companies Act and the Articles of Incorporation, except when Matsumotokiyoshi Holdings does not hold the number of treasury shares for which additional purchase is requested, shareholders may purchase from Matsumotokiyoshi Holdings such number of shares that, together with the number of fractional shares held by such shareholders, will constitute one share unit (100 shares).
D.	Treatment of fractions less than one share

Upon the execution of the Share Exchange, pursuant to the provisions of Article 234 of the Companies Act and other related laws and regulations, Matsumotokiyoshi Holdings will pay the amount corresponding to the fraction less than one share to the current shareholders of the Company who will receive such allotments of a fraction less than one share of Matsumotokiyoshi Holdings’ common shares in association with the Share Exchange.

(II) Grounds for details of allotment pertaining to the Share Exchange

(i)	Grounds and reasons for details of allotment

In calculating the Share Exchange Ratio stated above in (1)(I) “Details of allotment pertaining to the Share Exchange,” the Company has appointed Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. (hereinafter, “Mitsubishi UFJ Morgan Stanley Securities”), and Matsumotokiyoshi Holdings has appointed Daiwa Securities Co., Ltd. (hereinafter, “Daiwa Securities”) as the financial advisor and third-party calculation agent independent of the Parties

Based on the calculation results of the share exchange ratio and advice submitted by its third-party calculation agent, Mitsubishi UFJ Morgan Stanley Securities, stated below in (3)(I)A. “Obtaining calculation documents from independent third-party calculation agents,” the legal advice from Nomura & Partners stated below in (3)(I)B. “Advice from independent law firms” and results of various due diligence conducted by itself and its advisors against Matsumotokiyoshi Holdings, and also in consideration of such matters including the financial conditions, business performance trends and stock price fluctuations of the Parties, the Company has, after much careful deliberation and discussion, determined that the Share Exchange Ratio stated above in (1)(I) “Details of allotment pertaining to the Share Exchange” is appropriate and contributes to the benefits of the shareholders of the Company.

Based on the calculation results of the share exchange ratio and advice submitted by its third-party calculation agent, Daiwa Securities, stated below in (3)(I)A. “Obtaining calculation documents from independent third-party calculation agents,” the legal advice from Anderson Mori & Tomotsune stated below in (3)(I)B. “Advice from independent law firms” and results of various due diligence conducted by itself and its advisor against the Company, and also in consideration of such matters including the financial conditions, business performance trends and stock price fluctuations of the Parties, Matsumotokiyoshi Holdings has, after much careful deliberation and discussion, determined that the Share Exchange Ratio stated above in (1)(I) “Details of allotment pertaining to the Share Exchange” is appropriate and contributes to the benefits of the shareholders of Matsumotokiyoshi Holdings.

As such, by reference to the calculation/analysis results by their third-party calculation agents and advice from their legal advisors, and based on the results of the due diligence conducted against the other party, in comprehensive consideration of such factors including the financial conditions, future prospects and stock price fluctuations, the Parties have, after a series of careful negotiations and deliberations, eventually determined that the Share Exchange Ratio of 1.70 stated above in (1)(I) “Details of allotment pertaining to the Share Exchange” above is appropriate and contributes to the benefit of the shareholders of the Parties. Therefore, the Parties have, after passing a resolution on the executions of the Management Integration Agreement and the Share Exchange Agreement at their respective board of directors’ meetings held on February 26, 2021, entered into the Management Integration Agreement and the Share Exchange Agreement.

(ii)	Matters relating to calculation
(a)	Name of calculation agents and relationship with the Parties

Neither Mitsubishi UFJ Morgan Stanley Securities nor Daiwa Securities is an affiliate of the Company and Matsumotokiyoshi Holdings, and neither of them has a material interest with respect to the Share Exchange worth stating.

(b)	Outline of calculation

Daiwa Securities has made calculations using: (a) the market stock price method on the grounds that the shares of both the Company and Matsumotokiyoshi Holdings are listed on the First Section of the Tokyo Stock Exchange and the market stock price is available; (b) the comparable peer company multiple method on the grounds that there exist multiple comparable peer companies listed with respect to the Parties and that the stock price is available for analogy by comparing the peer companies; and (c) the DCF (Discounted Cash Flow) method in order to reflect the status of future business activities to the assessment.

The calculation results of each method are as follows. For the avoidance of doubt, the calculation range of the share exchange ratio below describes the calculation range of the number of common shares of Matsumotokiyoshi Holdings allotted per common share of the Company.

Calculation Method	Calculation Range of Share Exchange Ratio
Market Stock Price Method	1.67 to 1.72
Comparable Peer Company Multiple Method	1.54 to 1.92
DCF Method	1.63 to 2.01

With respect to the market stock price method, the average of the closing price of the base date and the closing price of the share price of the respective periods of one (1) month prior to the base date, three (3) months prior to the base date and six (6) months prior to the base date have been adopted, with February 25, 2021 as the calculation base date.

In calculating the share exchange ratio, Daiwa Securities has, in principle, used the materials and information respectively provided by the Company and Matsumotokiyoshi Holdings, and information generally made available to the public, and has analyzed and considered all the materials, information or the like on the assumption that the same are correct and complete, and has not verified, nor does it assume any liability to verify, the accuracy and completeness of such materials, information or the like on its own accord. In addition, Daiwa Securities has not assessed, appraised or estimated on its own accord the assets or liabilities (including contingent liabilities) of the Parties and their affiliates, and has not requested to a third-party agent for such assessment, appraisal or estimation. Daiwa Securities understands that the business plans, financial forecasts and other information on future matters provided by the Company and Matsumotokiyoshi Holdings have been reasonably prepared based on the best forecasts and determinations of the managers of the Parties currently available. Daiwa Securities has relied on the information of the business plans of the Parties without verifying the accuracy, appropriateness and feasibility thereof on its own accord. The share exchange ratio has been calculated by Daiwa Securities based on the financial, economic, market and other status as of February 25, 2021.

As stated below in (3)(I)A. “Obtaining calculation documents from independent third-party calculation agents,” on February 25, 2021, Matsumotokiyoshi Holdings received from Daiwa Securities the fairness opinion to the effect that the agreed Share Exchange Ratio is fair to the shareholders of Matsumotokiyoshi Holdings from the financial viewpoints based on the above preconditions and other certain preconditions.

Mitsubishi UFJ Morgan Stanley Securities has adopted and made calculations using: (a) the market stock price analysis on the grounds that the shares of both the Company and Matsumotokiyoshi Holdings are listed on the financial instruments exchange and the market stock price is available; (b) the comparable peer company multiple analysis on the grounds that there exists multiple comparable peer companies listed with respect to the Parties and that the stock price is available for analogy by comparing the peer companies; and (c) the discounted cash flow analysis (hereinafter, “DCF Analysis”) in order to reflect the status of future business activities to the assessment.

With respect to the market stock price analysis, the closing price of the share price of the respective base dates on the Tokyo Stock Exchange and the simple average of the closing price of the respective transaction date of the respective periods of one (1) month prior to the respective base dates, three (3) months prior to the respective base dates and six (6) months prior to the respective base dates on the Tokyo Stock Exchange have been adopted, with April 25, 2019 which is the business day preceding the date on which the commencement of negotiations of capital and business alliance have been announced as the first calculation base date (hereinafter, “First Base Date”), January 30, 2020 which is the business day preceding the date on which the execution of the basic agreement towards the Management Integration has been announced as the second calculation base date (hereinafter, “Second Base Date”) and February 25, 2021 as the third calculation base date (hereinafter, “Third Base Date”).

The calculation of prices using the DCF Analysis is based on various factors such as the profits in the financial prospects and investment plans provided by the managers of the Company and Matsumotokiyoshi Holdings, all of which have been acknowledged by both companies to be used by Mitsubishi UFJ Morgan Stanley Securities for the purpose of calculation, results of the due diligence conducted against the Company and Matsumotokiyoshi Holdings and other information generally made available to the public, and separately adds synergistic effect to the Management Integration. For the avoidance of doubt, the financial prospects of the Company includes those of business years wherein significant increases or decreases in profits are expected. To be specific, for the period ending March 2022, a significant increase in profits compared to the previous business year is expected due to the business recovery from the decline in profits affected by the spread of COVID-19.

The calculation results of the number of common shares of Matsumotokiyoshi Holdings allotted per common share of the Company using each method are as follows:

Adopted Method	Calculation Results of Share Exchange Ratio
Market Stock Price Analysis (First Base Date)	1.21 to 1.41
Market Stock Price Analysis (Second Base Date)	1.49 to 1.52
Market Stock Price Analysis (Third Base Date)	1.67 to 1.72
Comparable Peer Company Multiple Analysis	1.26 to 1.99
DCF Analysis	1.31 to 2.02

On February 25, 2021, Mitsubishi UFJ Morgan Stanley Securities submitted to the board of directors of the Company a calculation report on the exchange ratio pertaining to the Share Exchange. In addition, upon the request from the board of directors of the Company, Mitsubishi UFJ Morgan Stanley Securities has submitted to the board of directors of the Company a written opinion to the effect that the Share Exchange Ratio is appropriate from the financial viewpoints to the shareholders of the common shares of the Company (excluding Matsumotokiyoshi Holdings) as of the timing of the share exchange (hereinafter, “Fairness Opinion”).

The opinion of Mitsubishi UFJ Morgan Stanley Securities in the Fairness Opinion is based on and subject to the various material conditions and restrictions described in the Fairness Opinion and other various conditions stated below. In addition, Mitsubishi UFJ Morgan Stanley Securities does not make any recommendations to the Company or its shareholders or its board of directors to the effect that a certain share exchange ratio is the only appropriate one.

In providing its opinion and representation in the Fairness Opinion, Mitsubishi UFJ Morgan Stanley Securities has relied on the information already made available to the public or information provided by the Company or Matsumotokiyoshi Holdings under the premise that such information is accurate and complete, and has not verified the accuracy and completeness thereof on its own accord.

In addition, in preparing the Fairness Opinion, Mitsubishi UFJ Morgan Stanley Securities has considered the strategy, finance and business operation-related merits expected from the Management Integration under the premise that the financial prospects including the information on such strategy, finance and business operation-related merits reflects the best prospects and decisions currently available with respect to the future financial conditions of the Company and Matsumotokiyoshi Holdings and has been reasonably prepared by the managers of the Company and Matsumotokiyoshi Holdings.

Further, Mitsubishi UFJ Morgan Stanley Securities expresses its opinion under the premise that the Management Integration will be implemented without any waiver, amendment or delay with respect to the terms and conditions set forth in the Management Integration Agreement. Mitsubishi UFJ Morgan Stanley Securities understands that the permits and approvals, consents or the like of the government agencies, supervisory agencies or the like required for the Management Integration are all obtainable and that no delay, restrictions or conditions that may have material adverse effect on the merits expected from the Management Integration is added to such permits and approvals, consents or the like.

Mitsubishi UFJ Morgan Stanley Securities is not an advisor with respect to legal affairs, accounting, tax affairs, business regulations and corporate pension. Mitsubishi UFJ Morgan Stanley Securities serves as the financial adviser, and with respect to issues on legal affairs, accounting, tax affairs, business regulations and corporate pension, rather than verifying the same on its own accord, it relies on the decisions made by the Company or Matsumotokiyoshi Holdings and their legal advisers, accounting advisers and tax advisers.

Mitsubishi UFJ Morgan Stanley Securities does not express any opinion on whether the amount or nature of the consideration paid to the directors, officers or employees of the Company (regardless of title or class) with respect to the consideration the owners of the shares of the Company will receive in the Management Integration is reasonable.

Mitsubishi UFJ Morgan Stanley Securities has not evaluated or assessed on its own accord, and has not received any evaluations and/or assessments of, the assets and liabilities of the Company and Matsumotokiyoshi Holdings.

The opinion of Mitsubishi UFJ Morgan Stanley Securities is based on the economic conditions, financial conditions, market conditions and other conditions as of February 25, 2021 in the Fairness Opinion and the information it has obtained as of February 25, 2021. Although there is a possibility that an event occurring on or after February 25, 2021 may affect the basis on which the opinions in the Fairness Opinion have been prepared, Mitsubishi UFJ Morgan Stanley Securities is not obligated to update, revise or reconfirm its opinion in the Fairness Opinion. Mitsubishi UFJ Morgan Stanley has provided services as the financial adviser of the Company with respect to the Management Integration, and is scheduled to receive fees in consideration for such services. The receipt of the considerable portion of the fees is subject to the Management Integration coming into effect.

During the two (2)-year period retroactive to the date of the Fairness Opinion, Mitsubishi UFJ Morgan Stanley Securities or its affiliates have provided services as financial adviser and financial services to the Company, and Mitsubishi UFJ Morgan Stanley Securities or its affiliates have received fees in consideration of such services. In addition, it is possible for Mitsubishi UFJ Morgan Stanley Securities and its affiliates to provide such services to the Company in the future and receive fees in consideration of such services in the future.

Mitsubishi UFJ Morgan Stanley Securities (together with its affiliates, hereinafter collectively referred, “Mitsubishi UFJ Morgan Stanley Securities Group”) provides global financial services including banking services (including loan services to the Company and Matsumotokiyoshi Holdings), securities services, trust services, investment management services and other financial services (hereinafter collectively referred, “Financial Services”). Securities services are not limited to the provision of investment banking services, finance and financial advisory services, but also include underwriting of securities, sale and purchase, brokerage services, foreign exchange, commodities and derivative transactions. In the course of general underwriting of securities, sales and purchases, brokerage services and finance services, Mitsubishi UFJ Morgan Stanley Securities Group may take long or short position with respect to bonds, shares or loans of the Company, Matsumotokiyoshi Holdings or companies related to the Management Integration, currencies or commodities related to the Management Integration or related derivative instruments, or otherwise provide financial services of Mitsubishi UFJ Morgan Stanley Securities Group to the Company, Matsumotokiyoshi Holdings or companies related to the Management Integration, and engage in sale and purchase or other transactions for its own account or its customer’s account. Mitsubishi UFJ Morgan Stanley Securities Group and its directors and officers may invest their own money in or manage funds that invest their own money in the bonds, shares or loans of the Company, Matsumotokiyoshi Holdings or companies related to the Management Integration, currencies or commodities related to the Management Integration or related derivative instruments. In addition, Mitsubishi UFJ Morgan Stanley Securities may provide general brokerage services to the Company, Matsumotokiyoshi Holdings or companies related to the Management Integration.

(2)	Reason for selecting the common stock of Matsumotokiyoshi Holdings as the Consideration Shares
The Company and Matsumotokiyoshi Holdings selected the common stock of Matsumotokiyoshi Holdings, which will become the wholly-owning parent company in the share exchange, as consideration for the Share Exchange. The Company and Matsumotokiyoshi Holdings have determined that the common stock of Matsumotokiyoshi Holdings is appropriate as consideration for the Share Exchange because: (i) trading opportunities are ensured for the common stock of Matsumotokiyoshi Holdings, which has high liquidity for being listed on the Tokyo Stock Exchange; and (ii) if shareholders of the Company receive the common stock of Matsumotokiyoshi Holdings as Consideration Shares, they will be able to enjoy the benefits of the Management Integration effects.

(3)	Matters noted not to harm the interests of shareholders of the Company
(I)	Measures for securing fairness
The Company and Matsumotokiyoshi Holdings have taken the following measures in order to secure the fairness of the Share Exchange Ratio and other fairness of the Share Exchange:
A.	Obtaining calculation documents from independent third-party calculation agents

The Company has, for the benefit of its shareholders, obtained the calculation documents concerning the share exchange ratio on February 25, 2021 from the third-party calculation agent independent from the Company and Matsumotokiyoshi Holdings, Mitsubishi UFJ Morgan Stanley Securities. For the outline of calculation documents, please refer to (1)(II)(ii) “Matters relating to calculation” above.

For reference information, the Company has, on February 26, 2021, received from Mitsubishi UFJ Morgan Stanley Securities the fairness opinion to the effect that the Share Exchange Ratio is fair to the shareholders of the Company from the financial viewpoints based on the preconditions stated in (1)(II)(ii) “Matters relating to calculation” above and other certain preconditions.

On the other hand, Matsumotokiyoshi Holdings has, for the benefit of its shareholders, obtained the calculation documents concerning the share exchange ratio on February 25, 2021 from the third-party calculation agent independent of the Company and Matsumotokiyoshi Holdings, Daiwa Securities. For the outline of the calculation documents, please refer to (1)(II)(ii) “Matters relating to calculation” above.

For reference information, Matsumotokiyoshi Holdings has, on February 25, 2021, received from Daiwa Securities the fairness opinion to the effect that the Share Exchange Ratio is fair to the shareholders of Matsumotokiyoshi Holdings from the financial viewpoints based on the preconditions stated in (1)(II)(ii) “Matters relating to calculation” above and other certain preconditions.

B.	Advice from independent law firms

The Company has obtained legal advice from Nomura & Partners as its legal advisor regarding the Share Exchange with respect to the various procedures of the Share Exchange and the method/process of the decision-making of the board of directors.

On the other hand, Matsumotokiyoshi Holdings has obtained legal advice from Anderson Mori & Tomotsune as its legal advisor regarding the Share Exchange with respect to the various procedures of the Share Exchange and the method/process of the decision-making of the board of directors.

For the avoidance of doubt, Nomura & Partners and Anderson Mori & Tomotsune are both independent of the Company and Matsumotokiyoshi Holdings, and neither of them is a material interested party of either company.

(II)	Measures for avoiding conflict of interest
No special measures, besides those in (3)(I) “Measures for securing fairness” above, have been taken on the grounds that there is no conflict of interest between the Parties in the decision-making in the board of directors concerning the Share Exchange, including the fact that there is no member of the board of directors of the Company and Matsumotokiyoshi Holdings wherein the resolution to implement the Share Exchange has been passed who concurrently serves as the officer or employee of the counterparty of the Share Exchange. For reference information, the proposals for the execution of the Management Integration Agreement and other agreements submitted to the meetings of the board of directors of the Company and Matsumotokiyoshi Holdings have been approved and passed unanimously, and all audit and supervisory committee members or all company auditors have stated their opinion that they have no objection to the implementation of the Management Integration.

(4)	Matters concerning the appropriateness of the amount of stated capital and reserves of Matsumotokiyoshi Holdings

The amounts of the stated capital, capital reserve and retained earnings reserve of Matsumotokiyoshi Holdings to be increased upon the Share Exchange will be as shown below. The Company believes that these amounts are appropriate as they have been determined within the scope of laws and regulations after comprehensive consideration and examination of Matsumotokiyoshi Holdings’ capital policy following the Share Exchange and other circumstances.

(i)	Amount of stated capital to be increased:	¥ 0
(ii)	Amount of capital reserve to be increased:	Amount separately specified by Matsumotokiyoshi Holdings in accordance with the provisions of Article 39 of the Regulation on Corporate Accounting
(iii)	Amount of retained earnings reserve to be increased:	¥ 0

4.	Information of reference regarding the Consideration Shares
(1)	Provisions of the articles of incorporation of Matsumotokiyoshi Holdings
The Articles of Incorporation of Matsumotokiyoshi Holdings are published on the Company’s website on the Internet (https://corp.cocokarafine.co.jp/ir/stockinfo/annualmeeting.html) pursuant to laws and regulations and Article 15 of the Articles of Incorporation of the Company. Please note that after the Share Exchange, the provisions of the Articles of Incorporation, which are currently effective as the Articles of Incorporation of Matsumotokiyoshi Holdings, are to be amended as shown in the table below by resolution of the annual shareholders’ meeting of Matsumotokiyoshi Holdings to be held on June 29, 2021. Please note, in addition, that the amendment to the Articles of Incorporation shall take effect on the effective date of the Share Exchange (October 1, 2021) subject to the effectuation of the Share Exchange.

(Proposed changes shown in underlines)

Current Articles of Incorporation	After Amendment
Article 1. (Trade Name) The Company shall be named Kabushiki Kaisha Matsumotokiyoshi Holdings. In English, it shall be written as Matsumotokiyoshi Holdings Co., Ltd.	Article 1. (Trade Name) The Company shall be named Kabushiki Kaisha MatsukiyoCocokara & Co. In English, it shall be written as MatsukiyoCocokara & Co.

Article 2. (Purposes)

The purposes of the Company shall be as follows:

1.       (Omitted)

2.       To engage in purchase, sale, production and the like of the products dealt in by companies engaged in (1) - (59) below and companies engaged in any business equivalent thereto; and

3.       To provide any and all services incidental to the foregoing.

(1)-(59) (Omitted)

Article 2. (Purposes)

The purposes of the Company shall be as follows:

1.    (As currently in effect)

(Deleted)

2.       To provide any and all services incidental to the foregoing.

(1)-(59) (As currently in effect)

Article 21. (Appointment of Representative Directors and Directors with Executive Titles)

1.   (Omitted)

2.  The Board of Directors shall, by resolution, appoint one (1) President and Director, and may appoint one (1) Chairman of the Board and a few of the Vice-presidents and Directors; Senior Managing Directors; Managing Directors; and Advisers and Directors.

Article 21. (Appointment of Representative Directors and Directors with Executive Titles)

1. (As currently in effect)

2.  The Board of Directors shall, by resolution, appoint one (1) President and Director, and may appoint one (1) Chairman of the Board and a few of the Vice-presidents and Directors; Senior Managing Directors; and Managing Directors.

(2)	Matters concerning methods of conversion of the Consideration Shares into cash
(I)	Markets for trading of the Consideration Shares The common stock of Matsumotokiyoshi Holdings is traded on the First Section of the Tokyo Stock Exchange.

(II)	Persons providing intermediary, brokerage or agency services for trading of the Consideration Shares
The intermediary, brokerage or agency services for trading of the stock of Matsumotokiyoshi Holdings are provided by financial instruments business operators (securities companies) across Japan.

(III)Details of the restrictions on transfer or other forms of disposal of the Consideration Shares, if any
Not applicable.

(3)	Particulars of the market price of the Consideration Shares, if any

Share price trends of the common stock of Matsumotokiyoshi Holdings on the First Section of the Tokyo Stock Exchange over the past six months are as follows:

(JPY)

Month/Year	Nov. 2020	Dec. 2020	Jan. 2021	Feb. 2021	Mar. 2021	Apr. 2021
Monthly High	5,110	4,955	4,430	4,735	5,210	5,050
Monthly Low	3,865	4,340	4,065	4,130	4,510	4,375

You can review the market prices of the common stock of Matsumotokiyoshi Holdings and trends in those prices by accessing the share price information and share price charts disclosed or provided by Japan Exchange Group on the URL set out below.

Japan Exchange Group’s URL: https://www.jpx.co.jp/

(4)	Contents of Matsumotokiyoshi Holdings’ balance sheets for each of the last five business years

The statement is omitted because Matsumotokiyoshi Holdings filed its annual securities report for each business year pursuant to Article 24, Paragraph 1 of the Financial Instruments and Exchange Act.

5.	Matters concerning the appropriateness of the provisions on stock acquisition rights relating to the Share Exchange
Not applicable because the Company has not issued any stock acquisition rights or bonds with stock acquisition rights.

6.	Matters concerning financial statements, etc.
(1)	Contents of financial statements, etc. of Matsumotokiyoshi Holdings for its most recent business year

The financial statements and related documents for the most recent business year of Matsumotokiyoshi Holdings (from April 1, 2020 to March 31, 2021) are published on the Company’s website on the Internet (https://corp.cocokarafine.co.jp/ir/stockinfo/annualmeeting.html) pursuant to laws and regulations and Article 15 of the Articles of Incorporation of the Company.

(2)	Disposal of important property, burden of major obligations, or any other event that has material impact on the status of company property occurring after the last day of the most recent business year

(I)	Regarding the Company and cocokarafine Healthcare Inc., a wholly-owned subsidiary of the Company (hereinafter, “cocokarafine Healthcare”)

The Company and cocokarafine Healthcare entered into the agreements set out below as part of the series of transactions for the Management Integration based on the resolution of the board of directors meeting of each party held on April 28, 2021. Each of the absorption-type company splits mentioned below shall take effect on October 1, 2021 subject to the effectuation of the Share Exchange:

(i)	Execution of an absorption-type company split agreement between the Company and Matsumotokiyoshi Holdings

The Company and Matsumotokiyoshi Holdings entered into an absorption-type company split agreement regarding an absorption-type company split wherein the Company will be the split company and Matsumotokiyoshi Holdings will be the succeeding company for the purpose of causing Matsumotokiyoshi Holdings to succeed to the Company’s headquarters functions.

(ii)	Execution of an absorption-type company split agreement between the Company and MKCF Succeeding Company (which is a wholly-owned subsidiary of Matsumotokiyoshi Holdings; hereinafter, the “Synergy Generator”)

The Company and the Synergy Generator entered into an absorption-type company split agreement regarding an absorption-type company split wherein the Company will be the split company and the Synergy Generator will be the succeeding company for the purpose of causing the Synergy Generator to succeed to the Company’s sales planning, operational support and other functions.

(iii)	Execution of an absorption-type company split agreement between cocokarafine Healthcare and Matsumotokiyoshi Holdings cocokarafine Healthcare and Matsumotokiyoshi Holdings entered into an absorption-type company split agreement regarding an absorption-type company split wherein cocokarafine Healthcare will be the split company and Matsumotokiyoshi Holdings will be the succeeding company for the purpose of causing Matsumotokiyoshi Holdings to succeed to cocokarafine Healthcare’s headquarters functions.

(iv)	Execution of an absorption-type company split agreement between cocokarafine Healthcare and the Synergy Generator cocokarafine Healthcare and the Synergy Generator entered into an absorption-type company split agreement regarding an absorption-type company split wherein cocokarafine Healthcare will be the split company and the Synergy Generator will be the succeeding company for the purpose of causing the Synergy Generator to succeed to cocokarafine Healthcare’s sales planning, operational support and other functions.

(II)	Regarding Matsumotokiyoshi Holdings and the Synergy Generator, a wholly-owned subsidiary of Matsumotokiyoshi Holdings
As of April 28, 2021, as part of the series of transactions for the Management Integration, Matsumotokiyoshi Holdings and the Synergy Generator entered into the absorption-type company split agreements as stated in (I) “Regarding the Company and cocokarafine Healthcare Inc., a wholly-owned subsidiary of the Company (hereinafter, ‘cocokarafine Healthcare’)” above, , and in addition, Matsumotokiyoshi Holdings prepared an incorporation-type company split plan as set out below. Each of the agreement and the incorporation-type company split plan shall take effect on October 1, 2021 subject to the effectuation of the Share Exchange:

(i)	Preparation of an incorporation-type company split plan to establish Matsumotokiyoshi Group Co., Ltd. (hereinafter, “MKG”)

Matsumotokiyoshi Holdings prepared an incorporation-type company split plan to establish MKG, whose principal purpose is to hold shares in, and to manage the operations of, Matsumotokiyoshi Co., Ltd. and other subsidiaries and the like by way of an incorporation-type company split with Matsumotokiyoshi Holdings being a split company.

(ii)	Execution of an absorption-type company split agreement between Matsumotokiyoshi Holdings and the Synergy Generator

Matsumotokiyoshi Holdings and the Synergy Generator entered into an absorption-type company split agreement regarding an absorption-type company split wherein Matsumotokiyoshi Holdings will be the split company and the Synergy Generator will be the succeeding company for the purpose of causing the Synergy Generator to succeed to Matsumotokiyoshi Holdings’ sales planning, operational support and other functions.

Proposal 3:  Election of Five (5) Members of the Board (Excluding Members of the Board Serving as Audit & Supervisory Committee Members)

The terms of office of all five (5) Members of the Board(excluding Members of the Board Serving as Audit & Supervisory Committee Members; hereinafter, the same shall apply in this proposal) shall expire at the conclusion of this year’s Annual General Meeting of Shareholders. Accordingly, the election of five (5) Members of the Board is proposed.

Furthermore, the Audit & Supervisory Committee has considered this proposal, and did not identify any particular issues. The candidates are as follows:

No.	Name	Date of birth
１	Atsushi Tsukamoto	November 4, 1962	Number of shares of the Company held	35,121	shares

■ Past experience, positions and significant concurrent positions
Reelection	April 1985	Joined Seijo Co., Ltd. (currently cocokarafine Healthcare Inc.)
	December 1996	Member of the Board and General Manager of Branch Department, Seijo Co., Ltd.
	July 1999	Member of the Board and General Manager of Sales Department, Seijo Co., Ltd.
	December 2001	Executive Member of the Board and General Manager of Sales Division, Seijo Co., Ltd.
	December 2002	President, Seijo Co., Ltd.
	April 2008	President, the Company (present post)
	April 2013	Member of the Board, cocokarafine Healthcare Inc.
	April 2016	President, cocokarafine Healthcare Inc. (present post)
	April 2020	Member of the Board, CFIZ Co., Ltd. (present post)
	November 2020	Member of the Board, Futatsuka Holdings Co., Ltd. (present post)

[Significant concurrent positions] President, cocokarafine Healthcare Inc. Member of the Board, CFIZ Co., Ltd. Member of the Board, Futatsuka Holdings Co., Ltd.

■ Reason for selection as a candidate for Member of the Board and outline of expected roles

Mr. Atsushi Tsukamoto has been engaged in the pharmacy business and retail business for over 30 years, serving as President or Member of the Board of the Company and its affiliated companies in total for over 20 years since the Company’s days as the predecessor company; he has superior management judgement ability and risk judgement ability based on a wealth of experience, achievements and insights as a manager familiar on-site. The Company has selected him as a candidate for Member of the Board with the expectations that his strong leadership will be beneficial in advancing the group management and strengthening its corporate governance.

No.	Name	Date of birth
２	Tsuyoshi Yamamoto	April 25, 1966	Number of shares of the Company held	2,231	shares
■ Past experience, positions and significant concurrent positions
Reelection	April 1990	Joined The Fuji Bank, Limited (currently Mizuho Bank, Ltd.)
	May 1998	Deputy General Manager, Osaka Corporate Banking Department No. 1, The Fuji Bank, Limited
	May 2001	Deputy General Manager, Advisory Department No. 3, Mizuho Securities Co., Ltd.
	July 2011	Deputy General Manager, ALC Solutions Department, Mizuho Bank, Ltd.
	April 2014	General Manager, Sales Division, Mizuho Corporate Advisory Co., Ltd. (currently Mizuho Bank, Ltd.)

	November 2015	Managing Director, Mizuho Corporate Advisory Co., Ltd. (currently Mizuho Bank, Ltd.)
	May 2016	Senior Advisor, the Company
	June 2016	Executive Corporate Officer, in charge of Corporate Strategy and Finance, Corporate Strategy Division, the Company
	April 2017	Executive Corporate Officer, in charge of Business Development and General Manager, Finance Department, Corporate Strategy Division, the Company
	June 2017	Member of the Board, Exective Corporate Officer, in charge of Business Development and General Manager, Finance Department, Corporate Strategy Division, the Company
	April 2019	Member of the Board, Executive Vice President, Director of Administration Headquarters and General Manager of Corporate Strategy Office, the Company
Member of the Board, cocokarafine Healthcare Inc. (present post)
Member of the Board, FINECARE Inc.
Member of the Board, IWASAKI KOHKENDO Co., Ltd. (present post)
Member of the Board, cocokarafine Associe Co., Ltd. (present post)
Member of the Board, cocokarafine soleil Co., Ltd. (present post)
	June 2019	Member of the Board, Executive Vice President, Director of Administration Headquarters, in charge of Corporate Strategy Office, the Company (present post)
	November 2019	Member of the Board, Aianju Co., Ltd. (present post)
	November 2020	Member of the Board, Futatsuka Holdings Co., Ltd. (present post)

[Significant concurrent positions]

・Member of the Board, cocokarafine Healthcare Inc.

・Member of the Board, IWASAKI KOHKENDO Co., Ltd.

・Member of the Board, cocokarafine Associe Co., Ltd.

・Member of the Board, cocokarafine soleil Co., Ltd.

・Member of the Board, Aianju Co., Ltd.

・Member of the Board, Futatsuka Holdings Co., Ltd.

■ Reason for selection as a candidate for Member of the Board and outline of expected roles

Mr. Tsuyoshi Yamamoto has been engaged in advising on M&A, corporate restructuring, capital policy and financial strategy mainly in the retail business and the healthcare industry at a financial institution over many years, having expert knowledge in these areas. Since joining the Company, he has made achievements in areas such as M&A, group restructuring and strategic partnerships with other companies, leveraging his expert knowledge. He has superior management judgement ability and risk judgement ability based on a wealth of experience and insight gained through his career as General Manager of Finance Department, General Manager of Corporate Strategy Office and Director of Administration Headquarters of the Company. The Company has selected him as a candidate for Member of the Board with the expectations that he will contribute to advancing the group management and strengthening its corporate governance

No.	Name	Date of birth
３	Ryoichi Watanabe	September 28, 1975	Number of shares of the Company held	2,880	shares
■ Past experience, positions and significant concurrent positions
Reelection	April 2000	Joined Segami Medics Co., Ltd. (currently cocokarafine Healthcare Inc.)
	April 2013	Kyusyu Area Manager of Pharmacy Business Department, cocokarafine Healthcare Inc.
	October 2016	Leader, Corporate Strategy Division, the Company
	December 2017	Deputy General Manager, Pharmacy Business Department, cocokarafine Healthcare Inc.
	April 2018	General Manager, Pharmacy Business Department, cocokarafine Healthcare Inc.
	June 2018	Member of the Board, General Manager, Pharmacy Business Department, cocokarafine Healthcare Inc.
	November 2018	President, KS, Ltd.
	April 2019	Member of the Board, Director of Pharmacy Business Division, cocokarafine Healthcare Inc.
	June 2020	Member of the Board, in charge of Sales, the Company (present post)
Member of the Board, Director of Drug Business Division and Pharmacy Business Division, cocokarafine Healthcare Inc. (present post)
	November 2020	Member of the Board, Futatsuka Holdings Co., Ltd. (present post)

[Significant concurrent positions] ・Member of the Board, cocokarafine Healthcare Inc. ・Member of the Board, Futatsuka Holdings Co., Ltd.

■ Reason for selection as a candidate for Member of the Board and outline of expected roles

Mr. Ryoichi Watanabe has been engaged in the pharmacy business, our core business, as a pharmacist license holder about twenty years and served as President of a dispensing pharmacy company. He possesses superior management judgement ability and risk judgement ability as a management executive who is versed in the healthcare business including the pharmacy business. The Company has selected him as a candidate for Member of the Board with the expectations that he will contribute to management and supervision of business execution of the Company Group and enhancement of business operations.

No.	Name	Date of birth
４	Makoto Tanima	October 6, 1971	Number of shares of the Company held	0	shares
■ Past experience, positions and significant concurrent positions
Reelection	July 1996	Registered as Certified Public Accountant
	December 1996	Registered as Certified Tax Accountant
	October 2004	Outside Member of the Board, BALNIBARBI Co., Ltd. (present post)
	April 2007	President, KANMONKAI Co., Ltd.
	March 2013	President, CENTRIS CORPORATE ADVISORY (present post)
	May 2014	Outside Member of the Board, Accrete Inc.
	December 2015	Outside Member of the Board, CAREER CO., LTD. (present post)
Outside Audit & Supervisory Board Member, Japanese Organization for Medical Device Development, Inc. (present post)
	July 2016	Outside Audit & Supervisory Board Member, MEDICAL FITNESS LAB (currently CAPS Inc.)
	July 2017	Outside Member of the Board, Member of the Audit and Supervisory Committee, ZAPPALLAS, INC. (present post)
	June 2018	Outside Member of the Board, the Company (present post)
Outside Member of the Board	August 2018	Outside Member of the Board, MEDICAL FITNESS LAB (currently CAPS Inc.) (present post)
	December 2019	Outside Member of the Board, Mirairo Inc. (present post)

[Significant concurrent positions]

　President, CENTRIS CORPORATE ADVISORY

　Outside Member of the Board, BALNIBARBI Co., Ltd.

　Outside Member of the Board, CAREER CO., LTD.

　Outside Member of the Board, Member of the Audit and Supervisory Committee, ZAPPALLAS, INC.

■ Reason for selection as a candidate for Outside Member of the Board and outline of expected roles

　Mr. Makoto Tanima has been active in various industries as an active manager of the other businesses over 10 years, and has superior management judgement ability and risk judgement ability based on specialized knowledge and experience as a certified public accountant and certified tax accountant. In the previous fiscal year, he has continued contributing to enhancing our corporate value from an objective viewpoint as a member of the voluntary Nomination and Remuneration Advisory Committee. The Company has selected him as a candidate for Outside Member of the Board with the expectations that he will appropriately manage and supervise business execution of the Company Group as a specialist in finance, accounting and corporate management.

No.	Name	Date of birth
５	Junko Kawai	December 10, 1974	Number of shares of the Company held	0	shares
■ Past experience, positions and responsibilities
	October 2004	Registered as an attorney (Japan Federal of Bar Associations, Osaka Bar Association)
Joined Umegae-Chuo Legal Profession Corporation
	March 2008	Partner, Umegae-Chuo Legal Profession Corporation (present post)
	September 2010	Visiting Attorney, Masuda, Funai, Eifert & Mitchell Ltd. (Chicago)
	July 2011	Registered as an attorney in the State of New York
	January 2012	Visiting Attorney, Junhe Law Office (Beijing)
	January 2015	Member of the Board Serving as Audit & Supervisory Committee Member, Kamakura Shinsho, Ltd. (present post)
	March 2018	Outside Auditor & Supervisory Board Member, Blue Line Partners Co. Ltd. (present post)
	June 2019	Outside Member of the Board, the Company (present post)
Reelection
Outside Member of the Board	[Significant concurrent positions] Member of the Board Serving as Audit & Supervisory Committee Member, Kamakura Shinsho, Ltd.

■Reason for selection as a candidate for Outside Member of the Board and outline of expected roles

　Ms. Junko Kawai has worked daily to “protect fundamental human rights and achieve social justice” as a lawyer. She deals with corporate legal affairs in Japan and abroad; she has superior management judgement ability and risk judgement ability based on specialized knowledge and experience. In the previous fiscal year, she has continued contributing to reinforce our compliance and corporate governance from an objective viewpoint as a member of the voluntary Nomination and Remuneration Advisory Committee. As the Company expects that she is suitable to management and supervision of business execution of the Company Group as a specialist in law, she has been selected as a candidate for Outside Member of the Board.

(Notes)
1.	There are no special interests between the candidates for Members of the Board and the Company.
2.	The aforementioned numbers of shares held by candidates for Members of the Board include the number of shares actually held under the cocokara fine Inc. Officer Shareholding Clubs names as of March 31, 2021.
3.	Mr. Makoto Tanima and Ms. Junko Kawai are candidates for Outside Members of the Board.

　　Additionally, the Company has designated Mr. Makoto Tanima and Ms. Junko Kawai as Independent Officers as stipulated by the Tokyo Stock Exchange, and has made a submission to the aforementioned Exchange.

4.	Both Mr. Makoto Tanima and Ms. Junko Kawai are currently Outside Members of the Board of the Company, and their terms of office as Outside Members of the Board of the Company will be three years and two years, respectively, as of the conclusion of this year’s Annual General Meeting of Shareholders.
5.	Based on the stipulations of Article 427, Paragraph 1 of the Companies Act, the Company has concluded liability limitation agreements with Mr. Makoto Tanima and Ms. Junko Kawai to limit liabilities of Article 423, Paragraph 1 of the same Act. Liability under this agreement is 5 million yen or the minimum liability amount stipulated in Article 425, Paragraph 1 of the Companies Act, whichever is greater, and if Mr. Makoto Tanima and Ms. Junko Kawai are reelected at this General Meeting, the Company plans to continue with agreement.
6.	The Company has concluded a directors and officers liability insurance agreement with an insurance company as stipulated in Article 430-3, Paragraph 1 of the Companies Act, including each candidate of Member of the Board as an insured person. The liability insurance covers compensation for damages and court fees incurred by an insured person in an action for damages caused by actions (including omission) as directors and officers, and the Company bear the full burden of the insurance fee for the insured person. Candidates will be included in the insured persons under this insurance agreement upon approval of reelection. Furthermore, at the time of the next renewal, the Company plans to renew the liability insurance agreement.

■Reference ■ Skill matrix of Company Member of the Board (including Member of the Board Serving as Audit & Supervisory Committee members)

The Board of Directors of the Company is responsible for creating corporate value and thereby improving shareholder value.

The Board of Directors of the Company is composed of members having diverse perspectives, abundant management experience and sophisticated skills. Therefore, candidates are selected based on their character, experience and insight, irrespective of their business sector, nationality, gender or age (including incumbent Member of the Board Serving as Audit & Supervisory Committee members).

※ Individuals within the blue border are either outside Members of the Board or candidates for outside Members of the Board

No.	Name	Members of the Board appointment standards		Strategy foundations; promotion of strategies					Areas for management consideration
		Manage-ment	Industry experience / expertise	DX (*1)	Marketing	HR (*2)	Global	ESG (*3)	Financial, accounting, M&A	Risk manage-ment & legal
1	Atsushi Tsukamoto	○	○	○	○			○
2	Tsuyoshi Yamamoto	○	○	○		○		○	○	○
3	Ryoichi Watanabe	○	○	○	○			○		○
4	Makoto Tanima	○		○	○		○	○	○	○
5	Junko Kawai	○						○		○
6	Akira Sakamoto							○	○
7	Akira Torii							○	○
8	Manabu Hashimoto							○	○
(*1)	DX stands for Digital Transformation, which is included in the chart as an indicator of the individual’s skills in not only applying IT to the services and business activities provided by the Company, but also improving people’s lives and business activities in various aspects through the wide adoption of IT.
(*2)	HR stands for Human Resources, which is included in the chart as an indicator of the individual’s skills in developing and promoting “human resources,” which is the most important resource for management, and in creating and proposing values demanded by society through such “human resources.”
(*3)	ESG stands for Environment Social Governance, which is included in the chart as an indicator of the individual’s skills in implementing sustainable management by incorporating the three points (environment, society and governance) into the Company’s growth strategy.

END

Contents of (1) “Provisions of the articles of incorporation of Matsumotokiyoshi Holdings” of 4. “Information of reference regarding the Consideration Shares” and (1) “Contents of financial statements, etc. of Matsumotokiyoshi Holdings for its most recent business year” of 6. “Matters concerning financial statements, etc.” of Proposal 2 “Approval of the Share Exchange Agreement between the Company and Matsumotokiyoshi Holdings Co., Ltd.” of Reference Documents for the General Meeting of Shareholders

■ Articles of Incorporation of Matsumotokiyoshi Holdings Co., Ltd.

■ Contents of financial statements, etc. of Matsumotokiyoshi Holdings Co., Ltd. for its most recent business year

The followings are presented as the relevant financial statements, etc.

•	Consolidated Balance Sheet
•	Consolidated Statement of Income
•	Consolidated Statements of Changes in Equity
•	Balance Sheet
•	Statement of Income
•	Statements of Changes in Equity

(Reference) Articles of Incorporation of the Matsumotokiyoshi Holdings Co., Ltd.

Articles of Incorporation

Matsumotokiyoshi Holdings Co., Ltd.

(Amended on January 1, 2018)

Articles of Incorporation of the Matsumotokiyoshi Holdings Co., Ltd.

Chapter 1 General

Article 1 (Trade Name)

The Company shall be named Kabushiki Kaisha Matsumotokiyoshi Holdings Co., Ltd. In English, it shall be written as Matsumotokiyoshi Holdings Co., Ltd.

Article 2 (Purposes)

The purposes of the Company shall be as follows:

1.	Controlling and managing the business activities of companies engaged in the following (1) - (59) and companies engaged in any business equivalent thereto by holding shares in such companies;
2.	To engage in purchase, sale, production and the like of the products dealt in by companies engaged in (1) - (59) below and companies engaged in any business equivalent thereto; and
3.	To provide any and all services incidental to the foregoing.
(1)	Opening of pharmacies, and marketing, exporting and importing pharmaceuticals and quasi-drugs;
(2)	Sale, import and export of poisons, deleterious substances, fertilizers, industrial chemicals, agricultural chemicals, agricultural materials, dogs, cats, small birds, insects, flowers, trees, gardening supplies, etc.;
(3)	Sale, import and export of cosmetics, medical instruments, sanitary materials, rubber products, vinyl products, measuring instruments, etc.;
(4)	Sale, import and export of daily sundries, household utensils, dry goods, clothing, shoes, footwear, formal bags, casual bags, rain gear, bedding, etc.;
(5)	Sales of dairy products, beverages, rice, salt, alcoholic beverages, tobacco, smoking supplies, stamps, revenue stamps, telephone cards, lottery tickets, bus tickets, etc.;
(6)	Sale, import and export of food products and perishable goods, as well as manufacturing and processing businesses related to such products;
(7)	Publication and sale of books or magazines;
(8)	Sales of petroleum products, automobiles, or other vehicles, as well as manufacturing and processing businesses related to such products;
(9)	Sales, import and export of construction materials, paints, lumber, hardware, tools, and housing equipment, as well as design management, contracting and execution of construction work;
(10)	Sale, import and export of household electric appliances, petroleum appliances, gas appliances, fire extinguishers, as well as furniture and interior decorations;
(11)	Sales of jewelry, precious metals, eyeglasses, watches, cameras and camera supplies, arts and crafts, development and printing of photographs, processing of various keys;
(12)	Sale of sporting goods, fishing goods, musical instruments, taped records, phonograph disc records, CDs, DVDs, papers, stationery, office equipment, toys, and other amusement goods;
(13)	Sale of character products (products with illustrations of a person, animal or the like having a unique name or characteristic);
(14)	Planning, preparing, and implementing exhibitions, fairs, and shows;
(15)	Sale of electronic devices such as computers and computer peripherals, and manufacture and sale of computer software;
(16)	Brokerage for automobile transportation, cleaning services, and parcel delivery, and travel agency services;
(17)	Management of cafeterias and coffee shops;

(18)	Purchase and sale, lease, brokerage, ownership, use and management of real estate and parking lots;
(19)	Manufacture and sale of nursing products and equipment;
(20)	Manufacture, sale and lease of welfare products and equipment;
(21)	Designated In-Home Long-Term Care Support Business under the Long-Term Care Insurance Act;
(22)	The following in-home services under the Long-Term Care Insurance Act:

① Home-visit nursing care;

② Home-visit bathing care;

③ Home-visit nursing;

④ Home-visit rehabilitation;

⑤ Guidance for management of in-home medical long-term care;

⑥ Facility-visit nursing care;

⑦ Facility-visit rehabilitation;

⑧ Short-term admission for daily life long-term care;

⑨ Short-term admission for recuperation;

⑩ Care for dementia patients in communal living; and

⑪ Care for patients admitted to a specified facility.

(23)	Home renovation business for in-home care;
(24)	Mail order sales business via the Internet, catalogs, etc.;
(25)	General leasing and rental business;
(26)	Advertising and publicizing
(27)	Consultancy services for planning, research, development and construction of distribution systems, and management and operation of distribution centers;
(28)	Representation and planning of newspaper insertions;
(29)	Design and planning of advertisements;
(30)	Non-life insurance agency business, insurance agency business under the Automobile Liability Security Act, and business relating to solicitation of life insurance;
(31)	Financial services;
(32)	Cleaning services for buildings and general houses;
(33)	Interior finishing business;
(34)	Building and construction business;
(35)	Tile, brick and block construction business;
(36)	Painting business;
(37)	Plastering business;
(38)	Glazing business;
(39)	Carpentry business;
(40)	Fitting business;
(41)	Steel structure construction business;
(42)	Sheet metal construction business;
(43)	Waterproofing business;
(44)	Planning and research on effective use of land and buildings;
(45)	Consultancy services for store development;
(46)	Planning and designing of stores and offices, etc.;
(47)	Management and operation, cleaning and maintenance of stores and offices, etc.;
(48)	Sale and exchange of used materials
(49)	Provision of research, training and information on the distribution industry;

(50)	Management diagnosis and comprehensive guidance to various enterprises and individual business owners;
(51)	Worker dispatching services;
(52)	Sales operations through franchise chain systems (franchised chain stores);
(53)	Management of hospitals and medical offices (clinics);
(54)	Consignment of tabulation management of prescriptions;
(55)	Operation of beauty salons, barbers, aesthetic salons, and nail salons;
(56)	Management of fitness clubs and sports clubs;
(57)	Operation of entertainment facilities such as karaoke, game arcades, sports facilities and manga cafes;
(58)	Agency service for termite extermination; and
(59)	Any and all businesses incidental to the foregoing.

Article 3 (Location of Head Office)

The head office of the Company is located in Matsudo City, Chiba Prefecture.

Article 4 (Establishment of Organs)

The Company shall have the following entities in addition to the general meeting of shareholders and directors:

(a) Board of Directors;

(b) Corporate Auditors;

(c) Board of Corporate Auditors; and

(d) Accounting Auditors.

Article 5 (Method of Public Notices)

Public notices of the Company shall be made electronically. Provided, however, that if electronic public notice is not possible due to an accident or any other unavoidable reason, the notice shall be published in the Nihon Keizai Shimbun.

Chapter 2 Shares

Article 6 (Total Number of Authorized Shares)

The Company shall be authorized to issue a total of 420,000,000 shares.

Article 7 (Acquisition of Treasury Shares)

Pursuant to the provisions of Article 165, Paragraph 2 of the Companies Act, the Company may acquire treasury shares through market transactions, etc. by resoulution of the Board of Directors.

Article 8 (Number of Shares in a Unit (Tangen) of Shares)

The number of shares comprising one (1) unit (tangen) of shares of the Company shall be one hundred (100).

Article 9 (Requst for Sale of Shares Amounting to Less than One Unit (Tangen) of Shares)

Shareholders may request the Company to sell shares to them which will result in their holding one unit together with the shares less than a unit (tangen) already held by such shareholders pursuant to the Share Handling Regulations.

Article 10 (Shareholder Registry Administrator)

1.	The Company shall have a Shareholder Registry Administrator.
2.	The Shareholder Registry Administrator and location of its handling office shall be determined by a resolution of the Board of Directors, and public notice thereof shall be made.
3.	Preparation of and maintenance of the Company’s shareholder registry and the share option registry and other affairs relating to the shareholder registry and the share option registry shall be assigned to the Shareholder Registry Administrator and will not be performed by the Company.

Article 11 (Share Handling Regulations)

Handling of shares of the Company and fees therefor shall be in accordance with the Share Handling Regulations to be established by the Board of Directors, in addition to those stipulated by laws and regulations or these Articles of Incorporation.

Chapter 3 General Meeting of Shareholders

Article 12 (Conovocation of Shareholders’ Meetings)

An ordinary general meeting of shareholders of the Company shall be convened within three (3) months after the end of each business year, and an extraordinary general meeting of shareholders shall be convened when necessary.

Article 13 (Record Date for Shareholders’ Meetings)

The record date for the ordinary general meeting of shareholders of the Company shall be March 31 of each year.

Article 14 (Convener and Chairperson)

1.	The President and Director shall convene and chair a general meeting of shareholders unless otherwise provided by the relevant laws or regulations.
2.	If the President and Director is unable to so act, one of the other Directors shall act on his/her behalf in the order previously determined by the Board of Directors.

Article 15 (Internet Disclosure and Deemed Provision of Reference Documents for General Meeting of Shareholders, etc.)

The Company may, by disclosing the information related to the matters to be described or indicated in the reference documents for the General Meeting of Shareholders, business report, financial statements and consolidated financial statements, through the Internet in accordance with the provisions of the Ministerial Ordinance of the Ministry of Justice, in connection with the convocation of the General Meeting of Shareholders, deem that it has provided the same to the shareholders.

Article 16 (Method of Resolution)

1.	Unless otherwise provided for by the relevant laws and regulations or these Articles of Incorporation, resolutions of a general meeting of shareholders shall be adopted by a majority of the votes of the shareholders present and entitled to exercise their voting rights.
2.	Resolution under Article 309, Paragraph 2 of the Companies Act shall be adopted by 2/3 or more of the votes represented at the general meeting of shareholders at which shareholders holding 1/3 or more of the voting rights of all shareholders who are entitled to exercise their voting rights are present.

Article 17 (Proxy Voting)

1.	A shareholder may exercise his/her voting right by a proxy who shall be another shareholder having a voting right of the Company.
2.	If provided in the preceding Paragraph, a document evidencing the authority of the proxy shall be submitted to the Company at each general meeting of shareholders.

Chapter 4 Directors and Board of Directors

Article 18 (Number of Directors)

The Company shall have no more than fifteen (15) Directors.

Article 19 (Election of Directors)

1.	Directors shall be elected at a general meeting of shareholders.
2.	A resolution for the election of Directors shall be adopted by a majority of the votes represented at the general meeting of shareholders at which shareholders holding 1/3 or more of the voting rights of all shareholders who are entitled to exercise their voting rights are present.
3.	Cumulative voting shall not be used for the election of directors.

Article 20 (Term of Office of Directors)

The term of office of a Director shall expire at the conclusion of the ordinary general meeting of shareholders relating to the last business year ended within one (1) year following the Director’s election.

Article 21 (Appointment of Representative Directors and Directors with Executive Titles)

1.	The Board of Directors shall elect a Representative Director by resolution.
2.	The Board of Directors shall, by resolution, appoint one (1) President and Director, and may appoint one (1) Chairman of the Board and a few of the Vice Presidents and Directors; Senior Managing Directors; Managing Directors; and Advisors and Directors.

Article 22 (Convener and Chairperson of Board of Directors Meetings)

1.	A meeting of the Board of Directors shall be convened by the President and Director and he/she shall act as the chairperson, unless otherwise provided in the relevant laws and regulations.
2.	If the President and Director is unable to so act, one of the other Directors shall act on his/her behalf in the order previously determined by the Board of Directors.

Article 23 (Convocation of Board of Directors Meetings)

1.	Notice of convocation of a meeting of the Board of Directors shall be given to each Director and each Corporate Auditor at least three (3) days prior to the date of the meeting. Provided, however, that this period may be shortened in case of emergency.
2.	A Board of Directors meeting may be held without the convocation procedures if all directors and company auditors consent.

Article 24 (Omission of Resolution of Board of Directors Meetings)

When the requirements of Article 370 of the Companies Act are satisfied, a resolution of the board of directors shall be deemed to have been adopted.

Article 25 (Board of Directors Regulations)

Matters concerning the Board of Directors shall be governed by the Board of Directors Regulations established by the Board of Directors in addition to the laws and regulations and these Articles of Incorporation.

Article 26 (Compensation for Directors)

Compensation and bonuses for Directors and other financial benefits received from the Company as consideration for the execution of duties (hereinafter referred to as “Compensation”) shall be determined by resolution of a general meeting of shareholders.

Article 27 (Exemptions from Liability of Directors)

1.	Pursuant to the provisions of Article 426, Paragraph 1 of the Companies Act, the Company may, by a resolution of the Board of Directors, exempt its Directors (including those who were Directors) from liability for damages caused by the Director’s negligence in the performance of his/her duties to the extent permitted by laws and regulations.
2.	Pursuant to the provisions of Article 427, Paragraph 1 of the Companies Act, the Company may enter into an agreement with Outside Directors to limit their liability for damages arising from failure to perform their duties. However, the maximum amount of liability under such agreement shall be higher of either a predetermined amount of Ten (10) million yen or more or an amount prescribed by laws and regulations.

Chapter 5 Corporate Auditors and Board of Corporate Auditors

Article 28 (Number of Corporate Auditors)

The Company shall have no more than five (5) Corporate Auditors.

Article 29 (Election of Corporate Auditors)

1.	Corporate Auditors shall be elected by resolution of a general meeting of shareholders.
2.	A resolution for the election of Corporate Auditors shall be adopted by a majority of the votes represented at the general meeting of shareholders at which shareholders holding 1/3 or more of the voting rights of all shareholders who are entitled to exercise their voting rights are present.

Article 30 (Term of Office of Corporate Auditors)

1.	The term of office of a Corporate Auditor shall expire at the conclusion of the ordinary general meeting of shareholders relating to the last business year endedwithin four (4) years following the Corporate Auditor’s election.
2.	The term of office of a Corporate Auditor elected to fill a vacancy created by a Corporate Auditor who retired before the expiration of his/her term of office shall expire upon the expiration of the term of office of the retired Corporate Auditor.

Article 31 (Full-time Corporate Auditors)

The Board of Corporate Auditors shall elect Full-time Corporate Auditor(s) among the Corporate Auditors by resolution.

Article 32 (Convocation of Board of Corporate Auditors)

1.	Notice of convocation of a meeting of the Board of Corporate Auditors shall be given to each Corporate Auditor at least three (3) days prior to the date of the meeting. Provided, however, that this period may be shortened in case of emergency.
2.	A Board of Corporate Auditors meeting may be held without the convocation procedures if all Corporate Auditors consent.

Article 33 (Board of Corporate Auditors Regulations)

Matters concerning the Board of Corporate Auditors shall be governed by the Board of Corporate Auditors Regulations established by the Board of Corporate Auditors in addition to the laws and regulations and these Articles of Incorporation.

Article 34 (Compensations for Corporate Auditors)

Compensation for Corporate Auditors shall be determined by resolution of a general meeting of shareholders.

Article 35 (Exemptions from Liability of Corporate Auditors)

1.	Pursuant to the provisions of Article 426, Paragraph 1 of the Companies Act, the Company may, by a resolution of the Board of Directors, exempt its Corporate Auditors (including those who were Corporate Auditors) from liability for damages caused by the Corporate Auditor’s negligence in the performance of his/her duties to the extent permitted by laws and regulations.
2.	Pursuant to the provisions of Article 427, Paragraph 1 of the Companies Act, the Company may enter into an agreement with Outside Corporate Auditors to limit their liability for damages arising from failure to perform their duties. However, the maximum amount of liability under such agreement shall be higher of either a predetermined amount of five (5) million yen or more or an amount prescribed by laws and regulations.

Chapter 6 Calculation

Article 36 (Business Year)

The business year of the Company shall be one (1) year from April 1 of each year to March 31 of the following year.

Article 37 (Record Date for Dividends from Surplus)

1.	The record date for the year-end dividend of the Company shall be March 31 of each year.
2.	In addition to the preceding paragraph, dividends of surplus may be paid by fixing a record date.

Article 38 (Interim dividend)

The Company may pay interim dividends to shareholders recorded as of September 30 of each year by resolution of the Board of Directors.

Article 39 (Statute of Limitation of Dividends)

If the dividend property is money and if the dividend has not been received after the lapse of three (3) full years from the day when payment started, the Company shall be exempt from such payment obligation.

END

(Reference) Financial Statements of Matsumotokiyoshi Holdings Co., Ltd. (Consolidated Balance Sheet, Consolidated Statement of Income, Consolidated Statements of Changes in Equity, Balance Sheet, Statement of Income and Statements of Changes in Equity)

Consolidated Balance Sheet

(As of March 31, 2021)

(Millions of yen)

Item	Amount	Item	Amount
(Assets)		(Liabilities)
Current assets	175,696	Current liabilities	84,887
Cash and deposits	38,517	Accounts payable	55,515
Notes and accounts receivable	27,417	Lease obligations	1,981
Products	85,788	Income taxes payable	5,660
Supplies	655	Provision for bonuses	3,872
Accounts receivable - other	18,692	Provision for point card certificates	2,543
Other	4,687	Other	15,313
Allowance for doubtful accounts	(62)	Non-current liabilities	37,575
Non-current assets	193,227	Long-term loans payable	18,400
Property, plant and equipment	72,789	Lease obligations	3,319
Buildings and structures	24,493	Deferred tax liabilities	4,430
Land	39,933	Provision for share-based remuneration	164
Lease assets	5,045	Provision for share-based remuneration for directors and other officers	39
Construction in progress	119	Provision for loss on guarantees	349
Other	3,197	Retirement benefit liability	282
Intangible fixed assets	8,891	Asset retirement obligations	7,731
Goodwill	4,029	Other	2,857
Other	4,861	Total liabilities	122,462
Investments and other assets	111,546	(Net assets)
Investments securities	66,897	Shareholder’s equity	235,003
Deferred tax assets	5,349	Share capital	22,051
Lease and guarantee deposits	37,766	Capital surplus	23,003
Other	1,623	Retained earnings	210,627
Allowance for doubtful accounts	(89)	Treasury shares	(20,679)
		Accumulated other comprehensive income	11,415
		Valuation difference on available-for-sale securities	11,393
		Remeasurements of defined benefit plans	22
		Share acquisition rights	43
		Total net assets	246,461
Total assets	368,924	Total liabilities and net assets	368,924

Consolidated Statement of Income

(Fiscal year ended March 31, 2021)

(Millions of yen)

Item	Amount
Net sales		556,907
Cost of sales		374,811
Gross profit		182,096
Selling, general and administrative expenses		150,562
Operating profit		31,533
Non-operating profit
Interest income	88
Dividend income	409
Gain on donation of non-current assets	374
Order handling commission	1,080
Other	693	2,646
Non-operating expenses
Interest expenses	44
Provision for allowance for doubtful accounts	12
Cash over and short accounts	17
Share of loss of entities accounted for using equity method	0
Other	13	88
Ordinary profit		34,091
Extraordinary income
Gain on sales of non-current assets	20
Gain on sales of investment securities	354
Subsidy income for COVID-19	197	572
Extraordinary losses
Loss on retirement of non-current assets	175
Loss on store closings	130
Impairment loss	427
Provision for loss on guarantees	349
Loss on COVID-19	960
Other	3	2,046
Net income before income taxes		32,617
Income taxes - current	10,999
Income taxes - deferred	49	11,049
Net income		21,568
Net income attributable to owners of parent		21,568

Consolidated Statements of Changes in Equity

(Fiscal year ended March 31, 2021)

			(Millions of yen)
	Shareholders’ equity
	Share capital	Capital surplus	Retained earnings	Treasury shares	Total shareholders’ equity
Balance as of April 1, 2020	22,051	22,996	196,253	(20,707)	220,593
Changes in items during the consolidated fiscal year
Dividends of surplus			(7,194)		(7,194)
Net income attributable to owners of parent			21,568		21,568
Purchase of treasury shares				(0)	(0)
Disposal of treasury shares		7		28	35
Net changes in items other than shareholders’ equity during the consolidated fiscal year
Total changes in items during the consolidated fiscal year	－	7	14,374	27	14,409
Balance as of March 31, 2021	22,051	23,003	210,627	(20,679)	235,003

	Accumulated other comprehensive income			Share acquisition rights	Total net assets
	Valuation difference on available-for-sale securities	Remeasurements of defined benefit plans	Total accumulated other comprehensive income
Balance as of April 1, 2020	8,667		8,667	43	229,304
Changes in items during the consolidated fiscal year
Dividends of surplus					(7,194)
Net income attributable to owners of parent					21,568
Purchase of treasury shares					(0)
Disposal of treasury shares					35
Net changes in items other than shareholders’ equity during the consolidated fiscal year	2,725	22	2,747		2,747
Total changes in items during the consolidated fiscal year	2,725	22	2,747	－	17,156
Balance as of March 31, 2021	11,393	22	11,415	43	246,461

Balance Sheet

(As of March 31, 2021)

(Millions of yen)

Item	Amount	Item	Amount
(Assets)		(Liabilities)
Current assets	142,830	Current liabilities	115,847
Cash and deposits	33,605	Accounts payable	53,972
Accounts receivable	82,935	Short-term loans payable	19,016
Products	1,441	Lease obligations	28
Supplies	398	Accounts payable - other	18,487
Prepaid expenses	524	Income taxes payable	268
Short-term loans receivable	594	Accrued expenses	549
Accounts receivable - other	22,385	Deposits received	20,759
Deposit paid	811	Unearned revenue	19
Other	168	Provision for point card certificates	2,543
Allowance for doubtful accounts	(34)	Other	229
Non-current assets	174,373	Non-current liabilities	23,260
Property, plant and equipment	5,525	Long-term loans payable	18,400
Buildings	1,215	Lease obligations	28
Structures	26	Deferred tax liabilities	4,222
Vessels	17	Provision for share-based remuneration	164
Tools, furniture and fixtures	99	Provision for share-based remuneration for directors and other officers	39
Land	4,109	Asset retirement obligations	15
Lease assets	56	Provision for loss guarantees	349
Intangible fixed assets	3,917	Other	41
Right of trademark	2	Total liabilities	139,134
Software	3,318	(Net assets)
Other	596	Shareholder’s equity	165,949
Investments and other assets	164,929	Share capital	22,051
Investments securities	27,457	Capital surplus	75,783
Stocks of subsidiaries and affiliates	137,041	Capital reserve	22,832
Long-term prepaid expenses	271	Other capital surplus	52,950
Other	158	Retained earnings	88,794
Allowance for doubtful accounts	(0)	Other retained earnings	88,794
		Retained earnings brought forward	88,794
		Treasury shares	(20,679)
		Valuation and translation adjustments	12,075
		Valuation difference on available-for-sale securities	12,075
		Share acquisition rights	43
		Total net assets	178,068
Total assets	317,203	Total liabilities and net assets	317,203

Statement of Income

(Fiscal year ended March 31, 2021)

(Millions of yen)

Item	Amount
Operating income		372,268
Cost of sales		360,320
Gross profit		11,947
Selling, general and administrative expenses		12,737
Operating loss		790
Non-operating income
Interest income	2
Dividend income	11,770
Order handling commission	1,050
Other	77	12,901
Non-operating expenses
Interest expenses	91
Other	0	91
Ordinary profit		12,019
Extraordinary income
Gain on sales of non-current assets	3
Gain on sales of investment securities	350	353
Extraordinary losses
Loss on retirement of non-current assets	2
Provision for loss on guarantees	349
Other	9	360
Net income before income taxes		12,012
Income taxes - current	440
Income taxes - deferred	(8)	431
Net income		11,580

Statements of Changes in Equity

(Fiscal year ended March 31, 2021)

						(Millions of yen)
	Shareholders’ equity
	Share capital	Capital surplus			Retained earnings		Treasury shares	Total Shareholders’ equity
		Capital reserve	Other capital surplus	Total capital surplus	Other retained earnings	Total retained earnings
					Retained earnings brought forward
Balance as of April 1, 2020	22,051	22,832	52,943	75,776	84,407	84,407	(20,707)	161,527
Changes in items during the period
Dividends of surplus					(7,194)	(7,194)		(7,194)
Net income					11,580	11,580		11,580
Purchase of treasury shares							(0)	(0)
Disposal of treasury shares			7	7			28	35
Net changes in items other than shareholders’ equity during the period
Total changes in items during the period	－	－	7	7	4,386	4,386	27	4,421
Balance as of March 31, 2021	22,051	22,832	52,950	75,783	88,794	88,794	(20,679)	165,949

	Valuation and translation adjustments		Share acquisition rights	Total net assets
	Valuation difference on available-for-sale securities	Total of valuation and translation adjustments

Balance as of April 1, 2020	9,360	9,360	43	170,931
Changes in items during the period
Dividends of surplus				(7,194)
Profit				11,580
Purchase of treasury shares				(0)
Disposal of treasury shares				35
Net changes in items other than shareholders’ equity during the period	2,715	2,715	－	2,715
Total changes in items during the period	2,715	2,715	－	7,136
Balance as of March 31, 2021	12,075	12,075	43	178,068
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